SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

LINEAR TECHNOLOGY CORPORATION
------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Registrant as Specified In Its Charter)

------------------------------------------------------------------------------------------------------------------------------------------------------

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
4)  Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
5)  Total fee paid:
[_] Fee paid previously with preliminary materials:
[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
____________________________________________________________________________________
      2) Form, Schedule or Registration Statement No.:
____________________________________________________________________________________
      3) Filing Party:
____________________________________________________________________________________
      4) Date Filed:

LINEAR TECHNOLOGY CORPORATION
___________________________

Notice of Annual Meeting of Stockholders
To Be Held on November 3, 2010

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Linear Technology Corporation, a Delaware corporation (the “Company”), will be held on November 3, 2010 at 3:00 p.m., local time, at the Company's principal executive offices, located at 720 Sycamore Drive, Milpitas, California 95035, for the following purposes:

1.	To elect seven (7) directors to serve until the next Annual Meeting of Stockholders and until their successors are elected.

2.	To approve the Company’s 2010 Equity Incentive Plan.

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending July 3, 2011.

4.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record of the Company's common stock at the close of business on September 7, 2010, the record date, are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof.

     Pursuant to recent rules promulgated by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, the Company will mail, on or about September 20, 2010, a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders of record and beneficial owners at the close of business on September 7, 2010. On the date of mailing of the Notice, all stockholders and beneficial owners will have the ability to access all of the proxy materials on a website referred to in the Notice. These proxy materials will be available free of charge.

     The Notice will identify the website where the proxy materials will be made available; the date, time and location of the Annual Meeting; the matters to be acted upon at the meeting and the Board of Directors’ recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where stockholders can request a paper or e-mail copy of the Proxy Statement, our Annual Report to stockholders and a form of proxy relating to the Annual Meeting; information on how to access the form of proxy; and information on how to obtain directions to attend the meeting and vote in person.

     All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to vote as promptly as possible using one of the following methods: (1) by using the Internet as instructed on the enclosed proxy card, (2) by telephone by calling the toll-free number as instructed on the enclosed proxy card or by marking, signing, dating and returning the enclosed proxy card in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has returned a proxy card.

FOR THE BOARD OF DIRECTORS

/s/ Paul Coghlan
Paul Coghlan
Secretary

Milpitas, California
September 15, 2010

YOUR VOTE IS IMPORTANT.

PLEASE VOTE OVER THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND
THE MEETING. IF YOU RECEIVED A PAPER PROXY CARD AND VOTING
INSTRUCTIONS BY MAIL, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY
CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE, WHETHER OR
NOT YOU PLAN TO ATTEND THE MEETING.

LINEAR TECHNOLOGY CORPORATION
___________________________

PROXY STATEMENT
FOR
2010 ANNUAL MEETING OF STOCKHOLDERS
___________________________

INFORMATION CONCERNING SOLICITATION
AND VOTING

General

     The enclosed Proxy Statement is solicited on behalf of the Board of Directors of Linear Technology Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on November 3, 2010, at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Company's principal executive offices, located at 720 Sycamore Drive, Milpitas, California 95035. The telephone number at that location is (408) 432-1900.

     These proxy solicitation materials and the Company's Annual Report to Stockholders for the year ended June 27, 2010, including financial statements, were mailed on or about September 20, 2010 to all stockholders entitled to vote at the Annual Meeting.

Record Date and Voting Securities

     Stockholders of record at the close of business on September 7, 2010 (the “Record Date”) are entitled to notice of and to vote at the meeting. As of the Record Date, 229,699,301 shares of the Company's common stock, par value $0.001, were issued and outstanding. No shares of preferred stock are outstanding.

Revocability of Proxies

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company (Attention: Paul Coghlan, Vice President of Finance, Chief Financial Officer and Secretary) a written notice of revocation or a duly executed proxy card bearing a later date or by attending the Annual Meeting and voting in person. A stockholder that has voted by telephone or the Internet may change his or her vote by making a timely and valid later telephone or Internet vote, as the case may be.

Voting Rights and Solicitation of Proxies

     On all matters other than the election of directors, each share has one vote. Each stockholder voting for the election of directors may cumulate such stockholder's votes and give one candidate a number of votes equal to the number of directors to be elected (which number is currently set at seven) multiplied by the number of shares held by such stockholder, or may distribute such stockholder's votes on the same principle among as many candidates as the stockholder may select. However, no stockholder will be entitled to cumulate votes unless at least one stockholder has, prior to the voting, given notice at the meeting of the stockholder's intention to cumulate votes. If any stockholder gives such notice, all stockholders may cumulate their votes for the election of directors. In the event that cumulative voting is invoked, the proxy holders will have the discretionary authority to vote all proxies received by them in such a manner as to ensure the election of as many of the Board of Directors' nominees as possible.

     The Company will bear the cost of soliciting proxies. Solicitation of proxies by mail may be supplemented by one or more of telephone, telegram, facsimile, e-mail or personal solicitation by directors, officers or regular employees of the Company. No additional compensation will be paid to these persons for these services. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners.

Quorum; Abstentions; Broker Non-Votes

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances or as discussed below, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law and the Company's Bylaws for approval of proposals presented to stockholders. A quorum consists of the presence, in person or by proxy, of a majority of outstanding shares of the Company's common stock entitled to vote.

     When proxies are properly dated, executed and returned, the shares represented by those proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no instructions are indicated on a properly executed proxy, the shares represented by that proxy will be voted as recommended by the Board of Directors. If any other matters are properly presented for consideration at the Annual Meeting, the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. The Company does not currently anticipate that any other matters will be raised at the Annual Meeting.

     Pursuant to Delaware law, the Inspector will include shares that are voted “WITHHELD” or “ABSTAIN” on a particular matter among the shares present and entitled to vote for purposes of determining the presence or absence of a quorum for the transaction of business at the Annual Meeting generally, and also among the shares voting on that particular matter (the “Votes Cast”). Broker non-votes on a particular matter will be counted for purposes of determining the presence of a quorum, but will not be counted for purposes of determining the number of “Votes Cast” with respect to the matter on which the broker has expressly not voted. Accordingly, broker non-votes will not affect the determination as to whether the requisite approval has been obtained with respect to a particular matter.

Deadline for Receipt of Stockholder Proposals

     Stockholders are entitled to present proposals for action at a forthcoming Annual Meeting of Stockholders if they comply with the requirements of the Company's Bylaws and the proxy rules established by the SEC. Stockholders' proposals that are to be submitted for inclusion in the Company's proxy statement and form of proxy card for next year's Annual Meeting must be received by the Company no later than 120 days prior to the one year anniversary date of the mailing of this Proxy Statement. Assuming a mailing date of September 20, 2010 for this Proxy Statement, the deadline for stockholder proposals for next year's Annual Meeting will be May 23, 2011.

     In addition, under the Company's Bylaws, a stockholder wishing to make a proposal at next year's Annual Meeting, including nominating someone other than management's slate of nominees for election to the Board of Directors, must submit that proposal to the Company not less than 90 days prior to the meeting (or, if the Company gives less than 100 days notice of the meeting, then within 10 days after that notice). The Company may refuse to acknowledge any proposal not made in compliance with the foregoing procedure.

     The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at this year's Annual Meeting. In addition, assuming a mailing date of September 20, 2010 for this Proxy Statement, the proxy holders at next year's Annual Meeting will have similar discretionary authority to vote on any matter that is submitted to the Company after August 6, 2011.

Internet and Electronic Availability of Proxy Materials

     In accordance with rules and regulations recently adopted by the SEC, instead of mailing a printed copy of the Company's proxy materials to all stockholders entitled to vote at the Annual Meeting, the Company is furnishing the proxy materials to its stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability. These proxy materials will be available free of charge.

     The Company expects to mail the Notice of Internet Availability on or about September 20, 2010, to all stockholders entitled to vote at the Annual Meeting. On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of the Company's proxy materials on a website referred to in the Notice of Internet Availability.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

     The Company's Bylaws currently provide for a Board of seven directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's seven nominees named below, all of whom are currently directors of the Company. In the event that any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any substitute nominee who is designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee listed below will be unable or will decline to serve as a director. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as to ensure the election of as many of the nominees listed below as possible, and, in such event, the specific nominees to be voted for will be determined by the proxy holders. In any event, the proxy holders cannot vote for more than seven persons. The term of office of each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified.

     The names of the nominees, and certain information about them as of September 7, 2010, are set forth below.

			Director
Name of Nominee	Age	Principal Occupation	Since
Robert H. Swanson, Jr.	72	Executive Chairman and Former Chief Executive Officer of the Company	1981
Lothar Maier	55	Chief Executive Officer of the Company	2005
Arthur C. Agnos	72	Former Mayor of San Francisco, CA	2010
John J. Gordon	64	Senior Investment Officer of State Farm Mutual Automobile Insurance Company	2010
David S. Lee	73	Chairman, eOn Communication Corp.	1988
Richard M. Moley	71	Former President and Chief Executive Officer, StrataCom, Inc.	1994
Thomas S. Volpe	59	Former Chief Executive Officer, Dubai Group LLC	1984

     There are no family relationships among the Company's directors and executive officers.

     Mr. Swanson, a founder of the Company, has served as Executive Chairman of the Board of Directors since January 2005. Prior to that time he served as Chairman of the Board of Directors and Chief Executive Officer since April 1999, and prior to that time as President, Chief Executive Officer and a director of the Company since its incorporation in September 1981. From August 1968 to July 1981, he was employed in various positions at National Semiconductor Corporation, a manufacturer of integrated circuits, including Vice President and General Manager of the Linear Integrated Circuit Operation and Managing Director in Europe. Mr. Swanson has a B.S. degree in Industrial Engineering from Northeastern University. Mr. Swanson’s qualifications to sit on our Board of Directors result from his more than four decades of experience in the semiconductor industry, including his role as the Company’s founder and his 24 years of experience as our Chief Executive Officer.

     Mr. Maier was named Chief Executive Officer of the Company in January 2005. Prior to that, Mr. Maier served as the Company's Chief Operating Officer from April 1999 to January 2005. Before joining the Company, Mr. Maier held various management positions at Cypress Semiconductor Corp. from July 1983 to March 1999, most recently as Senior Vice President and Executive Vice President of Worldwide Operations. He holds a B.S. degree in Chemical Engineering from the University of California at Berkeley. Mr. Maier serves on the board of directors of FormFactor, Inc. Mr. Maier’s qualifications to sit on our Board of Directors result from his nearly three decades of experience in the semiconductor industry, including five years as our Chief Executive Officer.

     Mr. Agnos serves on the Board of Directors of Global Food Technologies and he formerly served as a Director of Countrywide Treasury Bank until July 2008. From February 2001 to September 2005, Mr. Agnos served as a consultant for E.J. De La Rosa & Co., Inc., an investment banking firm. Mr. Agnos has extensive experience in executive roles and decision-making at the federal, state and local government levels as Mayor of San Francisco, as an elected member of the California State Legislature and as a senior Presidential appointee in the U.S. Department of Housing and Urban Development. Mr. Agnos began his elective career in the California legislature, where he served as Chair of the Joint Legislative Audit Committee. He has served as the Chair of the Assembly Ways and Means Health and Welfare Subcommittee of the California legislature. From June 1993 to January 2001, he was the Regional Director of the U.S. Department of Housing and Urban Development in the Pacific-Hawaii region. Mr. Agnos received a B.A. from Bates College and a Master in Social Work from Florida State University. Mr. Agnos’ qualifications to sit on our Board of Directors result from his experiences in various leadership positions within federal and state governments.

     Mr. Gordon has been employed by State Farm Mutual Automobile Insurance Company continuously since October 1976 in its investment department, as an investment analyst and since 1999 as Senior Investment Officer. Since 1981, Mr. Gordon has been involved in the analysis and selection of equity investments, specifically in the areas of technology and telecommunication and has participated in the management of investment portfolios for the State Farm Companies and its Associates’ Mutual Funds. Mr. Gordon received a B.A. in Economics from the University of Michigan in 1971 and an M.B.A. from Illinois State University in 1981. Mr. Gordon is a Chartered Financial Analyst. Mr. Gordon’s qualifications to sit on our Board of Directors result from his 34 years of experience as a financial analyst, which we believe enables him to provide valuable perspectives on the Company’s corporate planning, budgeting, and financial reporting.

     Mr. Lee is Chairman of the Board and former Chief Executive Officer of eOn Communication Corp., Chairman of the Boards of Cortelco, Inc., Sparktech Corp., and Symbio, a director of the Daily Wellness Company, a director of Vizio, and a Regent Emeritus of the University of California. He also serves as a Senior Advisor to Silver Lake, a private equity firm. Mr. Lee originally co-founded Qume Corporation in 1973 and served as Executive Vice President until it was acquired by ITT Corporation in 1978. After the acquisition, Mr. Lee held the positions of Executive Vice President of ITT Qume until 1981, and President through 1983. From 1983 to 1985, he served as a Vice President of ITT and as Group Executive and Chairman of its Business Information Systems Group. In 1985, he became President and Chairman of Data Technology Corp. ("DTC"), and in 1988, DTC acquired and merged with Qume. Mr. Lee served as a member of the President's Council on the 21st Century Workforce, appointed by President George Bush. Mr. Lee also served as an advisor to Presidents George Bush and Bill Clinton on the Advisory Committee on Trade Policy and Negotiation (Office of the U.S. Trade Representative/Executive Officer of the President) and to Governor Pete Wilson on the California Economic Development Corporation (CalEDC) and the Council on California Competitiveness. Mr. Lee is a past Commissioner of the California Postsecondary Education Commission, and founded and served as Chairman of the Chinese Institute of Engineers, the Asian American Manufacturers' Association and the Monte Jade Science and Technology Association. Mr. Lee is also a founder and member of the board of directors of the Tech Museum of Innovation. Mr. Lee received an M.S. from North Dakota State University and a B.S. and an honorary doctorate from Montana State University. Mr. Lee’s qualifications to sit on our Board of Directors result from his years of executive experience in the high technology industry, augmented by his knowledge and exposure to international matters particularly in the Asia-Pacific region.

     Mr. Moley served as Chairman, President and Chief Executive Officer of StrataCom, Inc., a network systems company, from June 1986 until its acquisition by Cisco Systems, Inc., a provider of computer internetworking solutions, in July 1996. Mr. Moley served as Senior Vice President and board member of Cisco Systems until November 1997, when he became a consultant and private investor. Mr. Moley served in various executive positions at ROLM Corporation, a telecommunications company, from 1973 to 1986. Prior to joining ROLM, he held management positions in software development and marketing at Hewlett-Packard Company. Mr. Moley serves as a director of Echelon Corporation and Calient Networks. Mr. Moley is on the Board of Trustees of Santa Clara University. Mr. Moley received a B.S. degree in Electrical Engineering from Manchester University, an M.S. degree in Electrical Engineering from Stanford University and an M.B.A. degree from Santa Clara University. Mr. Moley’s qualifications to sit on our Board of Directors result from his years of executive experience in the high technology industry.

     Mr. Volpe served as Chief Executive Officer of Dubai Group LLC from February 2007 until March 2010, and as Managing Member of Volpe Investments LLC, a risk capital firm, since July 2001. From December 1999 to June 2001, Mr. Volpe served as Chairman of Prudential Volpe Technology Group. Mr. Volpe served as Chief Executive Officer of Volpe Brown Whelan & Company, LLC (formerly Volpe, Welty & Company), a private investment banking and risk capital firm, from its founding in April 1986 until its acquisition by Prudential Securities in December 1999. Until April 1986, he was President and Chief Executive Officer of Hambrecht & Quist Incorporated, an investment banking firm with which he had been affiliated since 1981. Mr. Volpe is a member of the board of directors of 7th Inning Stretch, LLC, Jackson Laboratories, EFG-Hermes Holding Company, Kline Hawkes & Co., LLC and Minor League Baseball. Mr. Volpe’s qualifications to sit on our Board of Directors result from his extensive experience with global companies, his financial expertise and his years of experience providing strategic advisory services to complex organizations.

Board Meetings and Committees

     The Board of Directors of the Company held a total of four meetings during the fiscal year ended June 27, 2010. No director attended fewer than 75% of the meetings of the Board of Directors and the Board committees upon which he was then serving. Four of the five directors then on the Board attended our 2009 Annual Stockholders’ Meeting.

Audit Committee

     The Audit Committee currently consists of directors Gordon, Lee, Moley and Volpe, and held a total of seven meetings during the last fiscal year. The Audit Committee appoints, compensates and oversees the Company's independent registered public accounting firm. The Audit Committee also approves the accounting fees paid to the independent accounting firm and pre-approves all audit and non-audit services to be provided by them. In addition, the Audit Committee also monitors the independence of the independent accounting firm. The Audit Committee is governed by a written charter, which can be found on the Company's website at www.linear.com.

     The Audit Committee meets independently with the independent accounting firm and with senior management to review the general scope of the Company's accounting activities, financial reporting and annual audit, matters relating to internal control systems, and the results of the annual audit.

     The Audit Committee also reviews and approves any proposed transactions between the Company and officers and directors or their affiliates.

     The Board of Directors has determined that Mr. Volpe is an “Audit Committee Financial Expert,” as that phrase is defined in the rules of the SEC adopted pursuant to the Sarbanes-Oxley Act of 2002, and that each member of the Audit Committee qualifies as financially sophisticated under applicable Nasdaq listing standards. In addition, Mr. Volpe is the Chairman of the Audit Committee.

Compensation Committee

     The Compensation Committee of the Board of Directors currently consists of directors Agnos, Gordon, Moley and Volpe, and held a total of six meetings during the last fiscal year. Mr. Moley is Chairman of the Compensation Committee. The committee reviews and approves the Company's executive compensation policies, the salaries and bonus plans for and payments to the Company's executive officers, and administers the Company's equity incentive plans. The Compensation Committee is governed by a written charter, which can be found on the Company's website at www.linear.com.

Nominating Committee

     The Nominating Committee currently consists of directors Agnos, Gordon and Lee, and held four meetings during the last fiscal year. Mr. Lee is Chairman of the Nominating Committee. The Nominating Committee is responsible for proposing nominees for election as directors by the Company's stockholders at the Annual Meeting. The committee reviews the size and composition of the Board and determines the criteria for membership. The committee also reviews and considers nominees for election to the Board, including any nominee submitted by the stockholders. In addition, the committee reviews the composition of the Board’s committees and recommends directors to serve as committee members. The Nominating Committee is governed by a written charter, which can be found on the Company's website at www.linear.com.

Corporate Governance Matters

   Policy for Director Recommendations and Nominations

     The Nominating Committee considers candidates for Board membership proposed by the Board of Directors, management and the Company's stockholders. It is the policy of the Nominating Committee to consider recommendations for candidates to the Board from stockholders holding at least 5% of the total outstanding shares of the Company. These stockholders must have held their shares continuously for at least twelve months prior to the date of the submission of the recommendation. The Nominating Committee will consider a nominee recommended by the Company's stockholders in the same manner as a nominee recommended by members of the Board of Directors or management.

     A stockholder who desires to recommend a candidate for election to the Board of Directors should direct the recommendation in writing to the Company, attention of:

Nominating Committee
c/o Linear Technology Corporation
720 Sycamore Drive
Milpitas, CA 95035

The notice must include:
  The candidate's name, and home and business contact information;

  Detailed biographical data and relevant qualifications of the candidate;

  A signed letter from the candidate confirming his or her willingness to serve;

  Information regarding any relationships between the candidate and the Company within the last three years; and

  Evidence of the required ownership of common stock by the recommending stockholder.
     In addition, a stockholder may nominate a person for election to the Board of Directors directly at the Annual Meeting of Stockholders, provided the stockholder has met the requirements set forth in the Company's Bylaws and the rules and regulations of the SEC related to stockholder nominees and proposals. The process for properly submitting a stockholder proposal, including a proposal to nominate a person for election to the Board of Directors at an Annual Meeting, is described above in the section entitled "Deadline for Receipt of Stockholder Proposals."

     Where the Nominating Committee either identifies a prospective nominee or determines that an additional or replacement director is required, the Nominating Committee may take such measures as it considers appropriate in connection with evaluating the director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board of Directors or management. In its evaluation of director candidates, including the members of the Board of Directors eligible for re-election, the committee considers a number of factors, including the following:
  The current size and composition of the Board of Directors and the needs of the Board and the respective Board committees.

  Such factors as judgment, independence, character and integrity, area of expertise, diversity of experience (including age, gender, international background, race and professional experience), length of service and potential conflicts of interest.

  Such other factors as the committee may consider appropriate.
     While the Nominating Committee does not have a formal written policy with regard to the consideration of diversity in identifying director nominees, as discussed above, diversity is one of the numerous criteria the Nominating Committee reviews and considers before recommending a candidate. The Nominating Committee has also specified the following minimum qualifications that it believes must be met by a nominee for a position on the Board:
  The highest personal and professional ethics and integrity.

  Proven achievement and competence in the nominee's field and the ability to exercise sound business judgment.

  Skills that are complementary to those of the existing Board members.

  The ability to assist and support management and make significant contributions to the Company's success.

  An understanding of the fiduciary responsibilities that are required of a member of the Board, and the commitment of time and energy necessary to diligently carry out those responsibilities.
     In connection with its evaluation, the Nominating Committee determines whether it will interview potential nominees. After completing the evaluation and interview, the Nominating Committee makes a recommendation to the full Board of Directors as to the persons who should be nominated for election to the Board, and the Board of Directors determines the actual nominees after considering the recommendation and report of the Nominating Committee.

   Stockholder Communications to Directors

     Stockholders may communicate directly with the members of the Company's Board of Directors by sending a written communication to the Board of Directors (or any individual director) at the following address: c/o Chief Financial Officer, Linear Technology Corporation, 720 Sycamore Drive, Milpitas, California 95035. All communications will be compiled by the Company's Chief Financial Officer and submitted to the Board or an individual director, as appropriate, on a periodic basis.

     The Company strongly recommends and expects all incumbent directors and nominees for election to attend the Annual Meeting, absent extenuating circumstances.

   Independence of Directors

     In July 2010, the Board of Directors undertook a review of the independence of its directors and director nominees and considered whether any such person had a material relationship with the Company or its management that could compromise his ability to exercise independent judgment in carrying out his responsibilities. As a result of this review, the Board of Directors affirmatively determined that all of the directors of the Company, with the exception of Mr. Swanson, the Company's Executive Chairman and former Chief Executive Officer, and Mr. Maier, the Company's current Chief Executive Officer, are independent of the Company and its management under applicable SEC and Nasdaq corporate governance standards. In addition, the Board determined that each of the members of the Audit Committee, the Compensation Committee and the Nominating Committee satisfies the definition of independent director as established by applicable SEC and Nasdaq standards.

     As part of each regularly scheduled meeting of the Board of Directors, the independent directors meet separately from management and the non-independent directors.

   Code of Business Conduct and Ethics

     The Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all employees, officers and directors of the Company, including the Company's senior financial and executive officers. This Code is intended to deter wrongdoing and promote ethical conduct among the Company's directors, executive officers and employees. The Code of Business Conduct and Ethics is available on the Company's website at www.linear.com. The Company also intends to post any amendments to or waivers from the Code of Business Conduct and Ethics on its website.

   Board Leadership Structure

     The Company currently has no fixed policy regarding the separation of the roles of Executive Chairman and CEO. This decision is made by the Board based on the best interests of the Company and its stockholders under the circumstances existing at the time. Currently, the roles of CEO and Executive Chairman are held by two different individuals. The CEO is responsible for setting the strategic direction for the Company, the day-to-day operations, leadership and directing performance of the Company. The Executive Chairman of the Board also is involved in setting the strategic direction of the Company and additionally provides guidance to the CEO, sets the agenda for Board meetings and presides over meetings of the full Board. Mr. Swanson, our Executive Chairman, is an employee of the Company and is therefore not “independent.” The Board believes that this leadership structure provides an appropriate allocation of roles and responsibilities at this time.

   The Board's Oversight of Risk

     The Board of Directors is responsible for overseeing the major risks facing the Company while management is responsible for the assessing and mitigating the Company’s risks on a day-to-day basis. In addition, the Board has delegated oversight of certain categories of risk to the Audit and Compensation Committees. The Audit Committee reviews and discusses with management significant financial and nonfinancial risk exposures and the steps management has taken to monitor, control and report such exposures. The Compensation Committee oversees management of risks relating to the Company's compensation plans and programs. In performing their oversight responsibilities, the Board and Audit Committee periodically discuss with management the Company’s policies with respect to risk assessment and risk management. The Audit and Compensation Committees report to the Board as appropriate on matters that involve specific areas of risk that each Committee oversees.

Vote Required and Recommendation of Board of Directors

     The seven nominees receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors. Votes “withheld” will be counted for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting, but have no other legal effect upon the election of directors under Delaware law.

     THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” ALL NOMINEES SET FORTH ABOVE.

PROPOSAL TWO

APPROVAL OF THE 2010 EQUITY INCENTIVE PLAN

     The stockholders are being asked to approve a new 2010 Equity Incentive Plan (the “New Plan”). The Board has adopted the New Plan, subject to approval from the stockholders at the Annual Meeting of Stockholders. If approved, the New Plan will replace our current 2001 Nonstatutory Stock Option Plan (the “2001 Plan”), which will expire in 2011.

     The Board believes that the Company must offer a competitive equity incentive program if it is to continue to successfully attract and retain the best possible candidates for positions of substantial responsibility within the Company. The Board expects that the New Plan will be an important factor in attracting, retaining and rewarding high caliber employees, who are essential to the success of the Company. The Board has determined that it is in the best interests of the Company to adopt the New Plan and is asking the Company’s stockholders to approve the New Plan.

     The Company currently has in place its 2001 Plan, which expires in 2011. If the New Plan is approved at the Annual Meeting, the Company intends that it will immediately replace the 2001 Plan and that the Company will not grant any more options under the 2001 Plan. Accordingly, all shares remaining available for future grant under the 2001 Plan on that date, plus any shares that would otherwise be returned to the 2001 Plan after that date as a result of future expirations or terminations of options or forfeitures or repurchases of unvested shares, will be transferred to and be available for issuance under the New Plan at that time. As of September 7, 2010, the number of shares subject to awards outstanding under the 2001 Plan was 21,129,405 shares and the number of shares reserved for issuance under the 2001 Plan was 4,516,464 shares. The 2001 Plan will continue to govern awards previously granted under it.

     In addition to these shares that will be transferred from the 2001 Plan, stockholders are being asked to approve 5,000,000 additional shares of the Company’s common stock for issuance under the New Plan. This 5,000,000 share increase in the total number of shares that the Company can issue to employees and other service providers represents less than 2.2% of the Company's total outstanding stock. The New Plan, while a replacement for the 2001 Plan, is broader than the 2001 Plan. The 2001 Plan authorized the Company to grant only non-statutory options only to non-officer employees, and was not approved by stockholders. The New Plan, on the other hand, provides for the grant of incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares and performance units, and must be approved by stockholders. A more detailed summary of the material differences between the New Plan and the 2001 Plan is provided below.

     The New Plan is also designed to enable the Company to deduct in full, for federal income tax purposes, the compensation recognized by its executive officers in connection with awards granted under the New Plan. Section 162(m) of the Internal Revenue Code of 1986, as amended, generally denies a corporate tax deduction for annual compensation exceeding $1 million paid to the chief executive officer and other “covered employees,” as determined under Section 162(m) of the Code and applicable guidance. However, certain types of compensation are generally excluded from this deductibility limit, including performance-based compensation arising from equity awards granted under a plan that complies with Section 162(m). These awards include stock options, stock appreciation rights and certain restricted stock grants, restricted stock units, performance shares and performance units, that qualify as “performance-based” within the meaning of Section 162(m). In order to comply with Section 162(m), the New Plan must contain eligibility requirements for participation in the New Plan, performance measures upon which specific performance goals for certain awards can be based, limits on the number of shares or maximum compensation that can be awarded to participants, and other material terms described below. By approving the New Plan, the stockholders will be approving, among other things, all of the foregoing.

     Approval of the New Plan requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the Annual Meeting. As of September 7, 2010, no awards have been granted under the New Plan.

     The Board believes strongly that the approval of the New Plan is essential to the Company’s continued success. In particular, the Company believes that its employees are its most valuable assets and that the awards that may be granted under the New Plan are vital to the Company’s ability to attract and retain outstanding and highly skilled individuals in the extremely competitive labor markets in which it competes. These awards also are crucial to the Company's ability to motivate employees to achieve the Company’s goals.

Differences between the New Plan and the 2001 Plan

     The following is a summary of some of the material differences between the New Plan and the 2001 Plan. This comparative summary is qualified in its entirety by reference to the New Plan itself set forth in Appendix A.
  The 2001 Plan was originally adopted by our Board of Directors without stockholder approval, as then permitted under previous rules governing companies whose securities are quoted on Nasdaq. In accordance with those rules, awards could be made under the 2001 Plan only to individuals who were not officers or directors of the Company and affiliated companies. The New Plan, on the other hand, will permit the Company to grant awards to employees, officers, directors and consultants of the Company and its affiliates.

  The 2001 Plan authorized the Company to grant only nonstatutory stock options (including nonstatutory options that were immediately exercisable for unvested stock, which are the functional equivalent of restricted stock awards). The New Plan provides for the grant of nonstatutory options, incentive stock options, outright restricted stock, restricted stock units, stock appreciation rights, performance shares and performance units.

  5,000,000 additional shares of the Company’s common stock are reserved for issuance under the New Plan, beyond all those shares remaining available for future grant under the 2001 Plan at the time stockholder approval of the New Plan is obtained, plus any shares that would otherwise return to the 2001 Plan after that date as a result of future expirations or terminations of options or forfeitures or repurchases of unvested shares.

  The 2001 Plan was not intended to comply with Section 162(m) of the Internal Revenue Code and therefore does not contain provisions necessary for compliance, such as limitation on the number of shares or maximum compensation that could be granted to recipients. The New Plan, on the other hand, is intended to comply with Section 162(m) and therefore includes limitations as to the number of shares that may be granted on an annual basis through individual awards that are intended to constitute “performance-based compensation” within the meaning of Section 162(m). Additionally, the New Plan sets forth a variety of specific performance measures that can be the basis for certain awards that vest or are issued upon achievement of performance objectives and thus qualify as “performance-based” under Section 162(m).

     Summary of the New Plan

     The following is a summary of the principal features of the New Plan and its operation. The summary is qualified in its entirety by reference to the text of the New Plan set forth in Appendix A.

     General

     The purposes of the New Plan are to attract and retain the best available personnel for positions of substantial responsibility at the Company, to provide incentives to employees and others who perform services for the Company, and to promote the success of the Company’s business. These incentives can be provided through the grant of stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance shares and performance units under the New Plan.

     Authorized Shares

     The New Plan share reserve consists of (i) 5,000,000 shares of the Company’s common stock, plus (ii) all shares of common stock that remain available for future grant under the 2001 Plan at the time of stockholder approval of the New Plan, plus (iii) all shares that would otherwise return to the 2001 Plan after that date as a result of future expirations or terminations of options or forfeitures or repurchases of unvested shares. The exact number of shares that will be transferred to the New Plan from the 2001 Plan will depend upon the actual number of shares remaining available for grant under the 2001 Plan on the date of stockholder approval, as well as the actual number of future terminations of outstanding options and forfeitures of unvested shares under the 2001 Plan, which is difficult to predict. By way of example, as of September 7, 2010, there were 4,516,464 shares available for future grant under the 2001 Plan, which would have been transferred to the New Plan if the New Plan had become effective on that date. Also at that date, there were 17,060,520 shares subject to outstanding options under the 2001 Plan, 750,458 restricted stock units outstanding and 3,318,427 restricted shares outstanding. A significant number of these three categories of shares could transfer into the New Plan at some point.

     If any award granted under the New Plan expires or becomes unexercisable without having been exercised in full or is terminated due to failure to vest, the unpurchased or unissued shares subject to such award will return to the share reserve under the New Plan and become available for future grants. If shares issued pursuant to restricted stock, restricted stock units, performance shares or performance units are repurchased by or forfeited to the Company, such shares will return to the share reserve and become available for future grants under the New Plan. With respect to stock appreciation rights, only the shares actually issued pursuant to the stock appreciation right will cease to be available for future grants under the New Plan. Shares used to pay the exercise price or purchase price of an award and/or to satisfy the tax withholding obligations of an award will also return to the share reserve and be available for future grants, as will any shares subject to awards that are ultimately paid out in cash rather than in shares.

     Adjustments to Shares Subject to the New Plan

     In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of the Company, or other change in the corporate structure affecting the Company’s common stock occurs, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the New Plan, will adjust, as appropriate, the number and class of shares that may be issued under the New Plan, the number, class and price of shares of stock subject to outstanding awards, and the award grant limitations.

     Oversight

     The Board, any standing committee of the Board, or a committee of individuals satisfying applicable laws appointed by the Board oversees, will have responsibility for and decision-making authority regarding the operation and implementation of the New Plan, in accordance with its terms (the “Committee”). To make grants to certain officers and key employees of the Company, the members of the Committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934. In the case of awards intended to qualify for the performance-based compensation exemption under Section 162(m), the Committee comprised must be solely of two or more “outside directors” within the meaning of Section 162(m). (For purposes of this summary of the New Plan, the term “Committee” will refer to the Board or any Committee designated by the Board to oversee the New Plan.)

     Subject to the terms of the New Plan, the Committee has the sole discretion to select the employees, consultants, and directors who will receive awards, to determine the terms and conditions of each award, to modify or amend each award (subject to the restrictions in the New Plan), including to accelerate vesting or waive forfeiture restrictions, and to interpret the provisions of the New Plan and outstanding awards. The Committee, however, cannot (x) modify or amend an option or a stock appreciation right to reduce its exercise price after it has been granted (other than pursuant to certain changes in the Company’s capitalization), or (y) cancel any outstanding option or stock appreciation right and replace it with a new option or stock appreciation right with a lower exercise price, unless approved by the Company’s stockholders in advance. The Committee may allow a recipient to defer the receipt of cash or delivery of shares that otherwise would be due to the recipient. The Committee may make rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or qualifying for favorable tax treatment under these laws and may make all other determinations deemed necessary or advisable for overseeing the New Plan.

     Eligibility

     Awards may be granted to employees, officers, directors and consultants of the Company and employees and consultants of any affiliate of the Company. Incentive stock options may be granted only to employees or officers of the Company or any parent or subsidiary corporation of the Company.

     Stock Options

     Each option granted under the New Plan will be evidenced by a written or electronic agreement between the Company and the recipient specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the New Plan.

     The exercise price per share of each option may not be less than the fair market value of the Company’s common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company (a “Ten Percent Stockholder”) must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options granted to any particular recipient that first become exercisable during any calendar year may not exceed $100,000. Generally, the fair market value of the common stock is the value determined by the Committee in good faith by reference to the price of our stock on any established stock exchange or national market system.

     The New Plan provides that the option exercise price may be paid, as determined by the Committee, in cash, by check, by tender of shares having a fair market value equal to the aggregate exercise price of the shares being purchased, by a net exercise, by a cashless exercise program that the Company implements, by a reduction in any Company liability to the recipient, by any combination of the foregoing, or by such other consideration and method of payment for the issuance of shares to the extent permitted by applicable laws. An option will be deemed exercised when the Company receives the notice of exercise and full payment for the shares being purchased, together with applicable tax withholdings.

     Options will be exercisable at such times or under such conditions as determined by the Committee and set forth in the award agreement. The term of an option may not exceed ten years, except that, with respect to any person who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock, the term of an incentive stock option may not exceed five years. Currently, the Company generally grants options that have terms of seven years.

     The Committee will determine and specify in each award agreement, and solely in its discretion, the period of post-termination exercise applicable to each option. In the absence of such a determination by the Committee, the recipient generally will be able to exercise his or her option for (i) 3 months following his or her termination for reasons other than death, disability or retirement, and (ii) 6 months following his or her termination due to disability or following his or her death while holding the option.

     Stock Appreciation Rights

     A stock appreciation right gives a recipient the right to receive the appreciation in the fair market value of the Company’s common stock between the date of grant of the award and the date of its exercise. Each stock appreciation right granted under the New Plan will be evidenced by a written or electronic agreement between the Company and the recipient specifying the exercise price and the other terms and conditions of the award, consistent with the requirements of the New Plan.

     The exercise price per share of each stock appreciation right may not be less than the fair market value our common stock on the date of grant. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying (i) the difference between the fair market value of our common stock on the date of exercise over the exercise price by (ii) the number of exercised shares. The Company may pay the appreciation in cash, in shares, or in a combination thereof. The term of a stock appreciation right may be no more than 10 years from the date of grant. The terms and conditions relating to the period of post-termination exercise with respect to options described above also apply to stock appreciation rights.

     Restricted Stock Awards

     Awards of restricted stock are rights to acquire or purchase shares, which vest in accordance with the terms and conditions established by the Committee in its sole discretion. Each restricted stock award will be evidenced by a written or electronic agreement between the Company and the recipient specifying the number of shares subject to the award and the other terms and conditions of the award, consistent with the requirements of the New Plan. Restricted stock awards may be subject to vesting conditions as the Committee specifies, and the shares acquired may not be transferred by the recipient until vested. Notwithstanding the foregoing, if the Committee desires that the award qualify as performance-based compensation under Section 162(m), any vesting restrictions must be based on a specified list of performance goals and certain other requirements described below.

     Unless otherwise provided by the Committee, a recipient will forfeit any shares as to which the restrictions have not lapsed at the time of the recipients termination of service with the Company. Unless the Committee provides otherwise, recipients of restricted stock will have the right to vote the shares and to receive any dividends paid with respect to the restricted stock, except that dividends or other distributions paid in shares will be subject to the same restrictions on transferability and forfeitability as the original award. The Committee may, in its sole discretion, reduce or waive any restrictions and may accelerate the time at which such vesting or other restrictions will lapse or be removed.

     Restricted Stock Units

     The Committee may grant restricted stock units, which represent a right to receive shares of Common Stock at a future date as set forth in the recipient’s award agreement. Each restricted stock unit granted under the New Plan will be evidenced by a written or electronic agreement between the Company and the recipient specifying the number of shares subject to the award and other terms and conditions of the award, consistent with the requirements of the New Plan.

     Restricted stock units will result in a payment to the recipient only if the time-based, performance-based or other vesting criteria the Committee may establish are achieved or the awards otherwise vest. Earned restricted stock units may be paid, in the sole discretion of the Committee, in the form of cash, shares, or in a combination thereof. The Committee may establish vesting criteria in its discretion, which may be based on simply the lapse of time, on company-wide, business-unit or individual goals, or any other basis which, depending on the extent to which they are met, will determine the number of restricted stock units to be paid out to the recipient. Notwithstanding the foregoing, if the Committee desires that the award qualify as performance-based compensation under Section 162(m), any vesting restrictions must be based on a specified list of performance goals and certain other requirements described below.

     After the grant of a restricted stock unit award, the Committee, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A recipient will forfeit any restricted stock units that are unearned or unvested as of the expiration date set forth in the award agreement or the recipient’s earlier termination of service with the Company. The Committee in its sole discretion may pay earned restricted stock units in cash, shares of the Company’s common stock, or a combination of cash and shares.

     Performance Units and Performance Shares

     Performance units and performance shares may also be granted under the New Plan. Each award of performance units or shares will be evidenced by a written or electronic agreement between the Company and the recipient specifying the performance period and other terms and conditions of the award, consistent with the requirements of the New Plan. Performance units and performance shares will result in a payment to a recipient only if the performance goals or other vesting criteria the Committee may establish are achieved or the award otherwise vests. Performance units will have an initial value established by the Committee on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the grant date. Earned performance units and performance shares will be paid, in the sole discretion of the Committee, in the form of cash, shares, or in a combination thereof. The Committee may establish performance objectives in its discretion, which may be based on company-wide, business-unit or individual goals, or any other basis, and which, depending on the extent to which they are met, will determine the number and/or the value of performance units or shares to be paid out to the recipient. Notwithstanding the foregoing, if the Committee desires that the award qualify as performance-based compensation under Section 162(m), any vesting restrictions must be based on a specified list of performance goals and certain other requirements described below.

     After the grant of a performance unit or performance share, the Committee, in its sole discretion, may reduce or waive any performance objectives or other vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed. A recipient will forfeit any performance shares or units that are unearned or unvested as of the expiration date set forth in the award agreement or the recipient’s earlier termination of service with the Company.

     Performance Goals

     Awards of restricted stock, restricted stock units, performance shares, performance units and other awards under the New Plan may be made subject to the attainment of performance goals relating to one or more business criteria set forth in the New Plan and as permitted under Section 162(m) , including: cash position, earnings per share, net income, operating cash flow, operating income, return on assets, return on equity, return on sales, revenue and total stockholder return. Performance goals may differ from recipient to recipient and from award to award. Any criteria used may be measured (as applicable), in absolute terms, in relative terms (including, but not limited to, in terms of time and/or against another company or companies), on a per-share basis, in terms of performance of the Company as a whole or a segment of the Company, or on a pre-tax or after-tax basis. To the extent applicable, performance goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to issuance of an award and applied consistently.

     To the extent necessary for an award to comply with the performance-based compensation provisions of Section 162(m), the Committee will, within the first 25% of any performance period, but in no event more than 90 days following its commencement (or such other time as may be required or permitted by Section 162(m)), : (i) designate in writing the recipient of the award, (ii) specify the performance period, (iii) specify the performance measures upon which the award will be based and the performance goals for each, and (iv) establish the relationship between achievement of the performance goals and the amount of the award earned by the recipient for such achievement. Following the completion of each performance period, the Committee will certify in writing the extent to which the performance goals have been achieved for that performance period and therefore the award earned by the recipient. In determining the amounts earned by a recipient, the Committee may reduce or eliminate (but not increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the performance period. The Committee has the authority to determine whether and to extent an award will be paid in the event of the recipient’s termination of employment, death or disability, or a change of control of the Company prior to the end of the performance period. A recipient will be eligible to receive payment pursuant to an award for a performance period only if the performance goals for such period are achieved.

     Section 162(m) Individual Award Limitations

     In order for the New Plan to comply with Section 162(m) such that awards under the New Plan may qualify as “performance-based”, the New Plan contains limitations on the maximum awards of each type that can be granted to any recipient in any fiscal year, as set forth in the following table. These grant limits are included in the New Plan only to comply with Section 162(m).

Award Type	Maximum Annual	Additional Shares in	Maximum Possible
	Number of Shares	Connection with New	Number of Shares
	Other than in	Hire
	Connection with
	New Hire
Stock Option	5,000,000	5,000,000	10,000,000
Stock Appreciation Right	5,000,000	5,000,000	10,000,000
Restricted Stock	1,500,000	1,500,000	3,000,000
Restricted Stock Units	1,500,000	1,500,000	3,000,000
Performance Shares/Units	1,500,000	1,500,000	3,000,000

     The Committee will adjust the above share limitations in the event of any change in the Company’s capitalization as discussed above under “Adjustments to Shares Subject to the New Plan.”

     Transferability of Awards

     Unless determined otherwise by the Committee, awards granted under the New Plan generally are not transferable other than by will or by the laws of descent or distribution, and all rights with respect to an award generally will be available during a recipient’s lifetime only to the recipient.

     Dissolution or Liquidation

     In the event of the Company’s proposed dissolution or liquidation, the Committee will notify each award holder as soon as practicable prior to the effective date of the proposed transaction. The Committee, in its discretion, may provide for each award holder to have the right to exercise his or her award until 10 days prior to such transaction as to all of the shares subject to the award, including any then-unvested portion of the award. For example, the Committee may provide that any Company repurchase option or forfeitures rights applicable to the award will lapse 100% and that the award’s vesting will accelerate 100%, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. All awards will terminate immediately prior to consummation of the proposed transaction to the extent they have not been exercised.

     Change of Control

     The Plan provides that, in the event of a “change of control” (as defined in the New Plan), the Committee will have authority to determine the treatment of outstanding awards. The Committee is not required to treat all outstanding awards the same.

     Outstanding awards may be assumed or substantially equivalent award substituted by the acquiring or succeeding corporation or its affiliate. If the successor corporation in a change in control does not assume or substitute outstanding awards, unless the Committee provides otherwise, the options and stock appreciation rights will become fully vested and exercisable, all restrictions on restricted stock, restricted stock units, performance shares and performance units will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change of control, the Committee will notify the recipient in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Committee in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

     Termination or Amendment

     The Plan will automatically terminate 10 years from the date of its adoption by the Board of Directors, unless terminated at an earlier time. The Committee may terminate or amend the New Plan at any time, provided that certain amendments may be made only with stockholder approval to the extent approval is necessary to comply with any applicable laws. No termination or amendment may impair the rights of any award holder unless mutually agreed otherwise between the holder and the Company.

Summary of U.S. Federal Income Tax Consequences

     The following summary is intended only as a general guide to the material U.S. federal income tax consequences of participation in the New Plan. The summary is based on existing U.S. laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

     Incentive Stock Options

     An optionee recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Internal Revenue Code. Optionees who neither dispose of their shares within two years following the date the option was granted nor within one year following the exercise of the option normally will recognize a capital gain or loss equal to the difference, if any, between the sale price and the purchase price of the shares. If, on the other hand, an optionee disposes his or her shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the option exercise price and the fair market value of the shares on the exercise date (or, if less, the sale price in the disqualifying disposition) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and that loss will be a capital loss.

     In addition, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment in computing the optionee’s alternative minimum taxable income and may be subject to an alternative minimum tax, which is paid if such tax exceeds the optionee’s regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares, and certain tax credits which may arise with respect to optionees subject to the alternative minimum tax.

     Nonstatutory Stock Options

     Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. An optionee generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the optionee normally recognizes ordinary income equal to the extent that the fair market value of the shares on the exercise date exceeds the option exercise price. If the optionee is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of stock acquired upon exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

     Stock Appreciation Rights

     In general, no taxable income is reportable when a stock appreciation right is granted to a recipient. Upon exercise, the recipient will recognize ordinary income in an amount equal to the amount of any cash received plus the fair market value of any shares of common stock received. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss.

     Restricted Stock Awards

     A recipient acquiring restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the recipient is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The recipient may elect, pursuant to Section 83(b) of the Code, to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

     Restricted Stock Unit Awards

     There are no immediate tax consequences of receiving an award of restricted stock units. A recipient who is awarded restricted stock units will, however, be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such recipient under the award at the end of the applicable vesting period or, if later, the settlement date elected by the Committee or a recipient. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

     Performance Shares and Performance Unit Awards

     A recipient generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, recipients normally will recognize ordinary income in the year of receipt in an amount equal to the amount of any cash received plus the fair market value of any nonrestricted shares of common stock received. If the recipient is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

     Section 409A

     Section 409A of the Internal Revenue Code imposes certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s ability to defer compensation from awards under the New Plan and when and how that compensation can be paid. Awards granted under the New Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may be required to recognize ordinary income on the vested amounts deferred under the award prior to when the recipient actually or constructively receives those amounts. In addition, if an award that is subject to Section 409A fails to comply with its provisions, Section 409A imposes an additional 20% federal excise tax on any compensation recognized as ordinary income, plus interest. Certain states have enacted laws similar to Section 409A, which impose additional taxes, interest and penalties on non-qualified deferred compensation arrangements. The Company will also have withholding and reporting requirements with respect to such amounts.

     Tax Effect for the Company

     The Company generally will be entitled to a tax deduction in connection with an award under the New Plan in an amount equal to the ordinary income realized by a participant at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our chief executive officer and other “covered employees” under Section 162(m).

Number of Awards Granted to Employees, Officers, Consultants, and Directors

     The number of awards that an employee, director or consultant may receive in the future under the New Plan is in the discretion of the Committee and therefore cannot be determined in advance. The following table sets forth the aggregate number of shares of common stock subject to restricted stock awards granted under the 2001 Plan and the 2005 Equity Incentive Plan during the last fiscal year.

	Number of
	Restricted Stock	Number of	Average Per Share
Name of Individual or Group	Awards Granted	Options Granted	Exercise Price
Robert H. Swanson Jr.	60,000	--	--
Executive Chairman
Lothar Maier	80,000	--	--
Chief Executive Officer
Paul Coghlan	35,000	--	--
Vice President, Finance and Chief Financial Officer
Robert C. Dobkin	20,000	--	--
Vice President, Engineering and Chief Technology Officer
Donald E. Paulus	20,000	--	--
Vice President and General Manager of Power Products
All executive officers, as a group	330,000	--	--
All directors who are not executive officers, as a group	15,000	--	--
All employees who are not executive officers or directors, as
a group	1,622,317	5,000	$29.71
All consultants, as a group	--	--	--

Vote Required and Recommendation of Board of Directors

     Approval of the adoption of the New Plan required the affirmative vote of a majority of the Votes Cast on the matter at the Annual Meeting. Unless marked to the contrary, proxies received will be voted “FOR” approval of 2010 Equity Incentive Plan.

     We believe strongly that the approval of the 2010 Equity Incentive Plan is essential to our continued success. Our employees are one of our most valuable assets. Stock options and other awards such as those provided under the 2010 Equity Incentive Plan are vital to our ability to attract and retain the best possible candidates for positions of substantial responsibility within the Company. The Board expects that the New Plan will be an important factor in attracting, retaining and rewarding high caliber employees, who are essential to the success of the Company. The Board has determined that it is in the best interests of the Company to adopt the New Plan and is asking the Company’s stockholders to approve the New Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE ADOPTION OF THE 2010 EQUITY INCENTIVE PLAN.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has selected Ernst & Young LLP, independent registered public accounting firm, to audit the financial statements of the Company for the year ending July 3, 2011, and recommends that the stockholders vote for ratification of such appointment. Although action by the stockholders is not required by law, the Board of Directors believes that it is desirable to request approval of this selection by the stockholders. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection. Ernst & Young LLP has audited the Company's financial statements since the fiscal year ended June 30, 1982. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, and are expected to be available to respond to appropriate questions from stockholders.

Fees Paid to Ernst & Young LLP

	Fees Paid to Ernst & Young LLP
	2009	2010
Audit Fees(1)	$840,000	$841,000
Audit-Related Fees(2)	$5,000	$5,000
Tax Fees(3)	$81,000	$128,000
All Other Fees(4)	$--	$--
____________________

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company's annual consolidated financial statements and review of the interim consolidated financial statements included in the Company's public reports and any other services that Ernst & Young normally provides to clients in connection with statutory and regulatory filings and accounting consultations in connection with the annual audit of consolidated financial statements.
(2)	Audit-Related Fees consist of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of the Company's consolidated financial statements but that are not reported under “Audit Fees.” The services for the fees disclosed under this category are for procedures performed related to the Company's filing to comply with California environmental regulations.
(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, advice and planning.
(4)	All Other Fees consist of fees for products and services other than those reported above.

Pre-Approval Process for Auditor Services

     All services that have been rendered by Ernst & Young LLP are permissible under applicable laws and regulations. The Audit Committee pre-approves all audit and non-audit services. The Audit Committee pre-approved all audit and non-audit services for which the fees identified in the above table were incurred.

Vote Required and Recommendation of Board of Directors

     The ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm requires the affirmative vote of a majority of the Votes Cast on the proposal at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING JULY 3, 2011.

BENEFICIAL SECURITY OWNERSHIP OF
DIRECTORS, EXECUTIVE OFFICERS AND CERTAIN OTHER BENEFICIAL OWNERS

     The following table sets forth certain information known to the Company regarding the beneficial ownership of the Company's common stock, as of the Record Date, by (a) each beneficial owner of more than 5% of the Company's common stock, (b) the Company's Chief Executive Officer, Chief Financial Officer and three other executive officers of the Company who, based on their total compensation, were the most highly compensated in fiscal 2010 (collectively, the “Named Executive Officers”), (c) each director of the Company, and (d) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person has sole voting and investment power with respect to all shares shown as beneficially owned, subject to community property laws where applicable.

	Common Stock
Beneficial Owner	Shares	Percentage
Capital Research Global Investors (1)	26,673,000	11.6%
333 South Hope Street
Los Angeles, CA 90071
Capital World Investors (1)	23,695,000	10.3%
333 South Hope Street
Los Angeles, CA 90071
State Farm Insurance Companies (2)	16,641,100	7.2%
One State Farm Plaza
Bloomington, IL 61710
Vanguard Group Inc (1)	11,601,612	5.1%
PO Box 2600
Valley Forge, Pennsylvania 19482-2600
Robert H. Swanson, Jr. (3)	1,461,799	*
Lothar Maier (4)	846,462	*
Paul Coghlan (5)	829,661	*
Robert C. Dobkin (6)	1,045,954	*
Donald E. Paulus (7)	270,421	*
Arthur C. Agnos (8)	6,000	*
John J. Gordon (9)	7,594	*
David S. Lee (10)	149,000	*
Richard M. Moley (11)	149,000	*
Thomas S. Volpe (12)	213,000	*
All directors and executive officers as a group (17 persons) (13)	6,438,798	2.8%
____________________

*	Less than one percent of the outstanding common stock.
(1)	Based on information as of June 30, 2010 reported on Schedule 13F filed with the Securities and Exchange Commission.
(2)	Based on information as of September 7, 2010 provided by State Farm Insurance Companies.
(3)	Includes (i) 260,000 shares issued in the name of Robert H. Swanson, Jr. and Sheila L. Swanson, Trustees of the Robert H. Swanson, Jr. and Sheila L. Swanson Trust U/T/A dated May 27, 1976, (ii) 1,081,400 shares issuable pursuant to options exercisable within 60 days of September 7, 2010 and (iii) 114,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(4)	Includes 570,060 shares issuable pursuant to options exercisable within 60 days of September 7, 2010 and 199,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(5)	Includes 403,690 shares issuable pursuant to options exercisable within 60 days of September 7, 2010 and 92,667 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(6)	Includes (i) 260,300 shares issued in the name of Robert C. Dobkin and Kathleen C. Dobkin, Trustees of the Dobkin Family Trust dated April 16, 1991, (ii) 305,560 shares issuable pursuant to options exercisable within 60 days of September 7, 2010, (iii) 48,002 shares subject to Company rights of reacquisition pursuant to restricted stock agreements and (iv) 134,196 shares pledged as security for a margin loan, which is not in default as of September 7, 2010. The pledgee does not have the power to vote or direct any vote regarding such securities.
(7)	Includes 207,780 shares issuable pursuant to options exercisable within 60 days of September 7, 2010 and 50,468 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.

(8)	Consists of 6,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(9)	Consists of 6,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements. Mr. Gordon, a director of the Company, is a senior investment officer at State Farm Insurance Companies. Mr. Gordon disclaims beneficial ownership of the shares held by State Farm Insurance Companies.
(10)	Consists of 140,000 shares issuable pursuant to options exercisable within 60 days of September 7, 2010 and 3,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(11)	Consists of 140,000 shares issuable pursuant to options exercisable within 60 days of September 7, 2010 and 3,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(12)	Consists of 140,000 shares issuable pursuant to options exercisable within 60 days of September 7, 2010 and 3,000 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.
(13)	Includes 4,010,910 shares issuable pursuant to options exercisable within 60 days of September 7, 2010 and 819,873 shares subject to Company rights of reacquisition pursuant to restricted stock agreements.

DIRECTOR COMPENSATION
For Fiscal Year Ended June 27, 2010

Compensation of Non-Employee Directors

     The following table sets forth the annual compensation paid or accrued by the Company to or on behalf of the directors of the Company other than the Executive Chairman and the Chief Executive Officer for the fiscal year ended June 27, 2010. Neither the Executive Chairman nor the Chief Executive Officer receive compensation for his service as a director beyond what he received as an employee and officer of the Company.

Name	Fees Earned or Paid in Cash (1)	Restricted Stock Awards (2)	Total
Arthur C. Agnos	$26,880	$89,130	$116,010
John J. Gordon	$26,880	$89,130	$116,010
David S. Lee	$54,930	$81,630	$136,560
Richard M. Moley	$52,830	$81,630	$134,460
Thomas S. Volpe	$69,330	$81,630	$150,960
____________________

(1)	Includes annual retainer fees, committee chairmanship fees, meeting fees and dividends paid on unvested restricted stock awards. This amount includes a pro-rated annual board retainer for Messrs. Agnos and Gordon as they joined the Company’s Board of Directors in the second half of fiscal year 2010.
(2)	Represents the grant date fair value determined in accordance with FASB ASC Topic 718 of shares issued to the directors during the fiscal year. Amounts vary depending on the date of issuance.

     The Company has agreed to indemnify each of its directors and officers against certain claims and expenses for which the individuals might be held liable in connection with past or future services to the Company and its subsidiaries. The Company maintains insurance policies insuring its officers and directors against such liabilities.

     The Company currently pays each non-employee director an annual retainer of $45,000 and a fee of $1,500 for each meeting of the Board of Directors attended. Directors are generally eligible to receive restricted stock, stock options and other awards under the Company's equity incentive plans. During the fiscal year ended June 27, 2010, Messrs. Agnos, Gordon, Lee, Moley and Volpe each received 3,000 shares of restricted stock. These restricted stock grants vest as to 100% of the shares one year from the date of grant. Mr. Volpe also currently receives an annual retainer of $15,000 as Chairman of the Audit Committee (in addition to his annual director retainer of $45,000). At June 27, 2010, Messrs. Lee, Moley and Volpe each held exercisable options to purchase 160,000 shares.

     The Board of Directors has established a policy that directors hold at least 50% of the shares granted as restricted stock, calculated after deducting the shares used to pay the required taxes, for five years, unless the director ceases to be a director prior to that time.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

     The Company's compensation program is overseen and administered by the Board of Directors’ Compensation Committee, which is comprised entirely of independent directors determined in accordance with various NASDAQ, SEC and Internal Revenue Code rules. Among the Compensation Committee’s responsibilities is to ensure that the total compensation paid to the Company's executive officers is fair, reasonable and competitive. The Compensation Committee operates under a written charter adopted by the Board. A copy of the Compensation Committee charter can be found on the Company's website at www.linear.com. Generally, the form and type of compensation and benefits provided to the Named Executive Officers (defined in the Beneficial Security Ownership Table on page 34) are similar to that provided to the Company's other executive officers.

Compensation Philosophy and Objectives

     The Compensation Committee has adopted an executive pay-for-performance philosophy, specifically in recent years focusing on the areas of operating margin as a percent of sales and revenue growth over time. The philosophy applies to all executive officers, including the Executive Chairman, Chief Executive Officer and Chief Financial Officer. The objectives of the Compensation Committee are to provide competitive levels of total compensation to attract and retain talented, qualified executive officers, who are critical to the Company's long-term success; to combine base salary, bonus and stock option awards and restricted stock grants to motivate all employees; and to align the financial interests of executive officers and stockholders through equity-based incentive plans. The Company believes that the compensation of its executive officers should reward their success as a management team and as individuals in attaining key operating objectives, namely growth of revenue and high operating and net income margins, as well as other nonfinancial corporate objectives. Pay is sufficiently variable that above-average performance by the Company or the individual results in above-average total compensation, and below-average performance results in below-average total compensation. The focus is on corporate performance in terms of profitability and revenue generation growth and individual contributions toward that performance.

     Compensation is comprised of: base salary, adjusted annually by the Compensation Committee based on both market compensation for similar positions and the individual performance of each executive officer; annual cash profit sharing and bonus payments based upon the achievement of corporate objectives; and equity-based awards to provide long-term compensation based on Company performance. The long-term component of compensation is aimed at tying compensation to the generation of long-term stockholder value.

Role and Authority of Compensation Committee

     The Compensation Committee currently consists of Messrs. Agnos, Gordon, Moley, and Volpe. Prior to January 2010, the Committee consisted of Messrs. Lee, Moley and Volpe. Each current and former member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and satisfies the independence requirements imposed by Nasdaq.

     The Compensation Committee meets on a regular quarterly basis and is responsible for discharging the responsibilities of the Board with respect to the compensation of the Company's executive officers. The Compensation Committee reviews and approves each of the elements of the executive officer compensation program and regularly assesses its effectiveness and competitiveness. The Compensation Committee either itself approves or recommends approval of equity awards to the Board, which also meets on a regular quarterly basis.

     Management provides recommendations to the Compensation Committee regarding most compensation matters, including executive officer and director compensation. The Compensation Committee evaluates management's proposals in order to reach a decision on the appropriate level of compensation. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of the executive officers, but may, if it chooses, delegate any of its responsibilities in accordance with the Committee's charter.

Role of Executive Officers in Compensation Decisions

     The Compensation Committee reviews and approves the total compensation of all the Company's executive officers. The Company's management periodically considers the compensation practices of peer companies in the U.S. semiconductor industry when making recommendations on executive officer compensation, including base salaries, bonuses and equity incentives. However, the Company tailors its compensation decisions to reward adherence to its own corporate strategies and long-term objectives, specifically, growth of revenues and high operating and net income margin. Consistent strong profitability is an important objective of the Company; therefore, annual variable cash compensation tied to the Company's profitability is a meaningful component of overall compensation. The peer companies that the Company reviews are ones with which the Company competes for business as well as talent, including Analog Devices, Maxim, National Semiconductor and Texas Instruments, as well as several other public digital semiconductor companies headquartered near the Company in Silicon Valley. The Company does not have a predetermined percentile within these peers that it uses as a benchmark for compensation levels, but rather reviews information regarding these peers to obtain an overall perspective on comparative compensation levels. In comparing the Company’s practices with current data in the above mentioned peer companies’ proxy statements, the Company’s executive bonus amounts for 2010 were towards the high-end of the range, whereas its equity compensation was towards the midpoint of the range and base salaries were towards the low-end of the range, with total compensation in the upper-middle part of the range. The Company’s operating margin as a percent of sales, on the other hand was the highest of all the peer companies reviewed.

     Based on management's analysis, the Executive Chairman and Chief Executive Officer prepare and submit to the Compensation Committee compensation recommendations for the Company's executive officers for committee review and approval. The Compensation Committee considers, but is not bound by, management's recommendations with respect to executive officer compensation. The Compensation Committee has the authority to engage its own independent advisors to assist in carrying out its responsibilities. Management may attend portions of the Compensation Committee's meetings, but the Compensation Committee also meets without any members of management present. The Compensation Committee discusses Mr. Swanson's and Mr. Maier's compensation package with each of them, but makes decisions with respect to Mr. Swanson's and Mr. Maier's compensation without either of them present.

Compensation Components

     The Company has a comprehensive compensation program, which consists of cash compensation, both fixed and variable, and equity-based compensation. The program has five principal and two additional components, which are intended to attract, retain, motivate and reward executive officers who are expected to manage for both the short-term and long-term success of the Company. These components are:
  Base Salary

  Profit Sharing

  Bonuses

  Stock Options

  Restricted Stock

  Health and Retirement Benefits

  Perquisites

     Under the Compensation Committee's supervision, the Company has selected these elements because each is considered useful and necessary to meet one or more of the principal objectives of the Company’s compensation policy. For instance, base salary is set with the goal of attracting talented and qualified people to be executive officers and adequately compensating and rewarding them on a day-to-day basis for the time they spend, the services they perform and the skills and experience they bring to the Company. Equity incentives, on the other hand, are geared toward providing an incentive and reward for the achievement of long-term business objectives, particularly revenue growth and increased operating and net income margin, and thus toward retaining key talent. In setting compensation levels for a particular executive officer, the Company takes into consideration each element of the proposed compensation package, as well as the executive officer's past and expected future contributions to the Company. The Company believes that these elements of compensation, when taken as a whole, are effective, and will continue to be effective, in achieving the objectives of its compensation policy. However, the Company strongly believes in engaging and retaining the best talent in critical functions, and this may entail negotiations with individuals who have significant compensation packages with current or other potential employers. In order to enable the Company to hire and retain talented executive officers, the Compensation Committee may therefore determine that it is in the best interests of the Company to negotiate packages that may deviate from the Company's standard practices discussed below, when such deviation is required by competitive or other market forces.

     Base Salary - A competitive base salary is provided to each executive officer to recognize the skills and experience the individual brings to the Company and the day-to-day performance contributions he or she makes. Base salary is predicated on subjective performance judgments as to the past and expected future contribution by the individual executive officer. The Company’s Compensation Committee also considers the base salaries of executives at its peer companies in setting base salaries. In general, salary increases are made based on cost of living increases and, if appropriate, changes in responsibilities. Base salaries for each of the Named Executive Officers are reflected in the column labeled "Salary" of the Summary Compensation Table on page 34.

     Profit Sharing - Consistent strong profitability is a major objective of the Company. All employees affect the Company's success in meeting this objective. To reinforce success, the Company funds a profit sharing program for all eligible employees. Every employee of the Company and the Company’s subsidiaries who has been employed by the Company for more than six months before each semi-annual profit sharing payment participates in the profit sharing plan. Amounts paid under the profit sharing program are typically a meaningful portion of each eligible employee's total compensation. The amount of the profit sharing pool is largely determined by the magnitudes of revenue growth and operating margin for the six-month period, and the pool can range from approximately 6% to 11% of the Company’s operating income for each six-month fiscal period. The pool amount is then divided by the aggregate base salaries of all eligible employees (including executive officers) for the period. This “pool”/“sum of base salaries” ratio represents the percentage profit sharing payment to each participant in comparison to his or her base salary. For all eligible U.S. employees, a portion of this profit sharing is paid directly into a 401(k) retirement plan.

     The Company’s executive officers’ profit sharing payments are calculated in the same manner as for the rest of its employees, and the percentage of base salary the payment represents is the same for all employees, including executive officers. In fiscal year 2010, the Company’s executive officers and U.S. employees received profit sharing distributions equal to approximately 32% of their base salaries, as compared to 22% in fiscal year 2009, an increase of approximately 45%. This increase reflects the fact that the Company’s operating income increased by $151.3 million in fiscal year 2010, or 37% over the prior fiscal year.

     Bonuses - Employees with significant leadership roles or who are technically accomplished have a greater impact on the Company's growth and profitability objectives. These employees participate in a discretionary key employee incentive pool, pursuant to which executive officers and a limited number of key employees may receive semi-annual cash bonuses. Targets for sales levels and operating income as a percentage of sales influence the size of the pool. Individual bonuses are determined based on the Company's achievement against these metrics and on the individual's personal and departmental performance. Bonus amounts are very dependent on corporate performance and therefore can vary significantly year to year. In fiscal year 2010, revenues increased by 21% over the prior year, and operating income as a percent of sales was 48.2% versus 42.5% in the prior year. As a result, the bonus payout earned in fiscal 2010 was approximately 45% higher than in fiscal 2009, returning to levels that were relatively similar to bonuses paid-out in fiscal year 2008 when financial performance was roughly similar to fiscal year 2010. The impact on each of the Company’s Named Executive Officers was as follows:

Name	2010 Bonus ($)	2009 Bonus ($)	2008 Bonus ($)
Robert H. Swanson, Jr.	$1,350,000	$1,005,000	$1,405,000
Lothar Maier	1,925,000	1,275,000	1,705,000
Paul Coghlan	1,610,000	1,145,000	1,600,000
Robert C. Dobkin	660,000	415,000	525,000
Donald E. Paulus	580,000	395,000	545,000

     In fiscal years 2010 and 2009 the total bonus pool as determined by the Compensation Committee represented approximately 5.7% and 5.0%, respectively, of operating income. In distributing the individual bonuses to be paid to the Named Executive Officers, the Compensation Committee distributed between 2% - 6% of the total pool in both 2010 and 2009 to each such officer, depending on his position within the Company and the Compensation Committee’s evaluation of his individual contribution to the profitability and sales of the Company. During this post recession period, the Company’s sales accelerated rapidly at a faster pace than its competitors, while operating income as a percentage of sales significantly outperformed its peers. This was the largest factor considered in determining the bonus of each of the Named Executive Officers. The differences in the amounts awarded to the Named Executive Officers were primarily the result of differences in the officers’ level of responsibility and the applicable market level of total cash compensation expected to be paid to similarly situated officers in the above mentioned peer companies.

     The bonus of each Named Executive Officer was paid under the 2009 Executive Bonus Plan. The Company’s stockholders approved the 2009 Executive Bonus Plan at the 2009 Annual Meeting of Stockholders. The purpose of the 2009 Executive Bonus Plan is to motivate key executives to perform to the best of their abilities and to achieve the Company’s objectives as well as to facilitate, under Section 162(m) of the Internal Revenue Code, the federal income tax deductibility of compensation paid to the Company's most highly compensated executive. In fiscal 2010, the participants included Messrs. Swanson, Maier, Coghlan, Dobkin and Paulus. In fiscal 2011, the plan will include the Executive Chairman, Chief Executive Officer and each of the Company's three other most highly compensated executive officers. The maximum amount payable to any individual in any one year under the plan is $5 million. At the beginning of each fiscal year, the Compensation Committee sets performance targets for each plan participant under the 2009 Executive Bonus Plan, consistent with the above bonus programs, and at the end of the year, the Committee reviews the actual performance against those targets and determines the maximum amounts payable to each participant under the plan. The Committee has discretion to, and generally does, authorize actual bonuses that are less than the calculated maximum amounts.

     Stock Options - Stock options have historically been granted periodically to provide additional incentive to executive officers and other key employees to work to maximize long-term total return to stockholders. During fiscal year 2010, the Company did not grant any stock options to executive officers. In fiscal year 2009, the Company granted to its key employees options for an aggregate of 6,500,000 shares of our common stock at an exercise price of $22.74. Approximately 10% of the total shares granted, or 685,000 shares, were distributed among the Named Executive Officers. The Company made such significant grants because at the time, none of the Company’s then-outstanding stock options had exercise prices below the then-current market value of our common stock and, in most cases, had exercise prices at least twice the then-current fair market value. The Company therefore believed that these previously granted options had limited incentive value to the Company’s employee option holders. These new grants were intended to return to a situation where option awards contributed to closely align a portion of key employees’ compensation with the goals of long-term stockholders. Messrs. Maier and Coghlan each received stock option grants for share amounts that were twice the number of shares as their last stock option grants in 2005, and Messrs. Dobkin and Paulus each received grants of approximately three times the number of shares as their last stock option grants.

     Stock option grants generally vest over a five-year period to encourage option holders to continue in the employment of the Company. The size of stock option grants depends on position, experience, performance and the number of outstanding options already held by the individual. Stock options used to be granted to executive officers on a five quarter rotation. Therefore, an executive officer with longevity with the Company may have had options vesting at four times during a given year. Whereas profit sharing and bonuses are intended to reward execution for annual performance with respect to corporate goals, stock options are designed to reward longer term objectives, such as the overall effectiveness of basic corporate strategy. Stock option grants, if any, are generally approved at the time of the Company’s quarterly Board of Director meetings. The pricing of the Company’s stock options is generally based on the closing price of the Company’s stock on the Nasdaq Global Market on the Thursday following the Board meeting, which is generally on a Tuesday.

     Restricted Stock - During fiscal 2005, the Company implemented a restricted stock program. Under the terms of the program, the Company grants certain employees, including executive officers, restricted stock awards. Upon grant, participants receive shares of restricted stock that are subject to a right of reacquisition in favor of the Company that lapses annually, currently over a five-year period from the date of grant. Participants are entitled to receive and retain dividends on the shares of restricted stock during the vesting period, even if the shares are subsequently reacquired by the Company. The restricted stock program was implemented to encourage employee retention. For executive officers, restricted stock is generally granted on a five quarter rotation.

     Equity Awards in General - The Company views equity awards as essential in hiring and retaining professional talent and in directing the efforts of key employees to maximize long-term total return to stockholders. In granting stock-based awards going forward, the Company will attempt to attract and retain key employees, while being cognizant of the effects such grants have on charges to its income statement. Depending on both the performance of the Company's common stock and the hiring environment in the Company's industry, the Company may grant stock options, restricted stock, restricted stock units, stock appreciation rights or other awards, as deemed appropriate to meet our employment and financial performance objectives. In fiscal 2010, the Company granted restricted stock grants and restricted stock units. The Company generally grants stock four times a year at the Company’s quarterly Board of Director meetings.

     Health and Retirement Benefits - The Company’s executive officers are eligible to receive the same health benefits that are available to other employees and the same contribution toward their benefits premium as provided to other employees. The Company maintains for its US-based employees a tax-qualified 401(k) plan, which provides for broad-based employee participation. As part of the Company's profit sharing plan discussed above, a portion of the semi-annual profit sharing distribution is paid directly into the 401(k) plan. The 401(k) plan contributions are included in the column labeled “All Other Compensation” in the Summary Compensation Table on page 34.

     Perquisites - While the Company seeks to offer a level of perquisites sufficient to recruit and retain key executive talent, the Company believes that setting appropriate levels of base and variable pay are of greater importance to motivating key talent and increasing stockholder return than any package of non-cash perquisites. The Company has a fractional ownership in an aircraft operated by NetJets, Inc. So long as Mr. Swanson is Executive Chairman of the Board, he is entitled to use the Company's airplane for personal use for up to 35% of the available flight time in any year. To the extent use of the airplane results in imputed taxable income to Mr. Swanson, the Company makes additional payments to him, so that the net effect to Mr. Swanson is the same as if no income were imputed to him. The personal use of the airplane is included in the column labeled “All Other Compensation” in the Summary Compensation Table on page 34. There are no other significant recurring perquisites granted to any executive officers.

Change of Control Arrangements

     The Company has change of control agreements with four of its Named Executive Officers – Mr. Swanson, its Executive Chairman; Mr. Maier, its Chief Executive Officer; Mr. Coghlan, its Chief Financial Officer; and Mr. Dobkin, its Chief Technology Officer. These agreements are designed to promote stability and continuity of senior management, and provide for the officers in question to receive certain payments and benefits if their employment with the Company is terminated in certain circumstances, including in connection with a change of control of the Company.

     Information regarding the agreements with each of these executive officers, and the applicable payments under them, is provided under the heading “Employment Agreements” on page 43.

Tax and Accounting Implications

   Deductibility of Executive Officer Compensation

     As part of its role, the Compensation Committee reviews and considers the deductibility of executive officer compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals, subject to certain exemptions. The Company’s goal is for the compensation paid under its management incentive plans to be generally fully deductible for federal income tax purposes, except for restricted stock awards which do not qualify as performance-based compensation under Section 162(m), because they contain only time-based vesting provisions. In certain situations, however, the Compensation Committee may approve compensation that does not meet these requirements in order to ensure competitive levels of total compensation for its executive officers.

COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.

     Based on the Compensation Committee's review and discussion noted above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement on Schedule 14A.

THE COMPENSATION COMMITTEE
September 15, 2010

Richard M. Moley, Chairman
Thomas S. Volpe
Arthur C. Agnos
John J. Gordon

SUMMARY COMPENSATION TABLE
For Fiscal Year Ended June 27, 2010

     The following table provides fiscal 2010 compensation information for the Named Executive Officers. Although they are directors of the Company, Messrs. Swanson and Maier received no additional compensation for their services as such.

			Non-Equity
			Incentive Plan	Stock	Option	All Other
	Fiscal		Compensation	Awards	Awards	Compensation
Name and Principal Position	Year	Salary	($) (1)	($) (2)	($) (3)	($)		Total ($)
Robert H. Swanson Jr.	2010	$375,553	$1,456,901	$1,632,600	$--	$399,788	(4)	$3,864,842
Executive Chairman	2009	378,516	1,077,573	1,070,617	--	429,520		2,956,226
	2008	375,046	1,512,200	752,296	21,852	478,636		3,140,030
Lothar Maier	2010	428,366	2,049,416	2,506,400	--	159,641	(5)	5,143,823
Chief Executive Officer	2009	420,778	1,356,834	976,501	517,518	132,753		3,404,384
	2008	409,596	1,823,816	696,248	561,143	117,250		3,608,053
Paul Coghlan	2010	367,961	1,713,631	1,096,550	--	89,573	(5)	3,267,715
Vice President, Finance and	2009	357,110	1,213,211	591,773	254,035	78,715		2,494,844
Chief Financial Officer	2008	371,823	1,706,140	521,075	185,901	83,371		2,868,310
Robert C. Dobkin	2010	339,836	754,147	626,600	--	56,997	(5)	1,777,580
Vice President, Engineering and	2009	352,488	481,784	314,669	172,331	54,029		1,375,301
Chief Technology Officer	2008	338,077	619,865	314,857	105,605	59,218		1,437,622
Donald E. Paulus	2010	251,966	643,768	626,600	--	57,629	(5)	1,579,963
Vice President and General	2009	254,438	441,590	383,918	201,608	50,358		1,331,912
Manager of Power Products	2008	258,788	613,295	345,201	311,566	66,162		1,595,012
____________________

(1)	Includes cash profit sharing and performance bonuses earned for the fiscal year, whether accrued or paid. Fiscal year 2010 performance bonuses were earned pursuant to the terms of the 2009 Executive Bonus Plan. Fiscal years 2009 and 2008 performance bonuses were earned pursuant to the terms of the Senior Executive Bonus Plan.
(2)	Amounts shown in this column reflect the aggregate grant date fair value of awards granted during the year computed in accordance with FASB ASC 718. See the Grants of Plan-Based Awards table below for more information on awards made in fiscal year 2010. For additional information with respect to grants made prior to fiscal 2010, refer to Note 2. of the financial statements in our Form 10-K for the year ended June 27, 2010, as filed with the SEC.
(3)	Amounts shown in this column reflect the aggregate grant date fair value of awards granted during the year computed in accordance with FASB ASC 718.
(4)	Includes (a) $15,044 in 401(k) profit sharing distributions earned during the fiscal year; (b) an imputed value of $133,404 for the personal use by Mr. Swanson during the applicable fiscal year of the airplanes in which the Company owns fractional interests, plus related tax reimbursements of $117,120; (c) dividend distributions on unvested restricted stock of $128,040; and (d) $6,180 for taxes paid by the Company for group term life insurance.
(5)	Includes (a) 401(k) profit sharing distributions earned during the fiscal year as follows: Lothar Maier $13,811; Paul Coghlan $14,921; Robert C. Dobkin $15,514; and Donald E. Paulus $17,070; (b) dividend distributions on unvested restricted stock during the fiscal year as follows: Lothar Maier $144,840; Paul Coghlan $71,757; Robert C. Dobkin $37,673; and Donald E. Paulus $39,869; and (c) taxes paid by the Company for group term life insurance during the fiscal year as follows: Lothar Maier $990; Paul Coghlan $2,895; Robert C. Dobkin $3,810; and Donald E. Paulus $690.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended June 27, 2010

     The following table shows for the fiscal year ended June 27, 2010 certain information regarding stock awards granted to the Named Executive Officers.

		All Other
		Stock Awards:	Grant Date
		Number of	Fair Value of
	Grant	Shares of Stock	Stock Awards
Name	Date	or Units (#) (1)	($)(2)
Robert H. Swanson Jr.	7/23/2009	60,000	$1,632,600
Lothar Maier	4/15/2010	80,000	2,506,400
Paul Coghlan	4/15/2010	35,000	1,096,550
Robert C. Dobkin	4/15/2010	20,000	626,600
Donald E. Paulus	4/15/2010	20,000	626,600
____________________

(1)	Awards shown in this column are shares of restricted stock.
(2)	The grant date fair value of stock awards is based on the fair market value of the Company's common stock on the grant date as determined pursuant to FASB ASC 718. For additional information with respect to how these stock award grants are valued, refer to Note 2. of the financial statements in our Form 10-K for the year ended June 27, 2010, as filed with the SEC.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR-END
For Fiscal Year Ended June 27, 2010

     The following table sets forth certain information concerning outstanding equity awards held by the Named Executive Officers at the end of the fiscal year ended June 27, 2010.

	Option Awards(1)					Stock Awards(2)
	Number of	Number of
	Securities	Securities
	Underlying	Underlying				Number of		Market Value
	Unexercised	Unexercised				Shares or		of Shares or
	Options	Options		Option	Option	Units of Stock		Units of Stock
	Exercisable	Unexercisable		Exercise	Expiration	That Have		That Have
Name	(#)	(#)		Price ($)	Date	Not Vested (#)		Not Vested ($)
Robert H. Swanson, Jr.	200,000	--		$50.25	7/28/10	--		--
	500,000	--		38.25	4/17/11	--		--
	281,400	--		25.05	7/26/12	--		--
	100,000	--		25.05	7/26/12	--		--
	200,000	--		40.88	10/15/13	--		--
	--	--		--	--	10,000	(3)	$289,200
	--	--		--	--	20,000	(4)	578,400
	--	--		--	--	36,000	(5)	1,041,120
	--	--		--	--	60,000	(6)	1,735,200
Lothar Maier	45,000	--		50.25	7/28/10	--		--
	30,000	--		38.25	4/17/11	--		--
	65,060	--		25.05	7/26/12	--		--
	35,000	--		25.05	7/26/12	--		--
	50,000	--		35.20	7/22/13	--		--
	150,000	--		42.28	1/14/14	--		--
	150,000	--		35.61	4/20/12	--		--
	60,000	240,000	(26)	22.74	1/15/16	--		--
	--	--		--	--	20,000	(7)	578,400
	--	--		--	--	45,000	(8)	1,301,400
	--	--		--	--	64,000	(9)	1,850,880
	--	--		--	--	80,000	(10)	2,313,600
Paul Coghlan	70,000	--		50.25	7/28/10	--		--
	75,000	--		38.25	4/17/11	--		--
	71,690	--		25.05	7/26/12	--		--
	75,000	--		25.05	7/26/12	--		--
	70,000	--		40.88	10/15/13	--		--
	70,000	--		37.03	1/18/12	--		--
	28,000	112,000	(26)	22.74	1/15/16	--		--
	--	--		--	--	4,667	(11)	134,970
	--	--		--	--	15,000	(12)	433,800
	--	--		--	--	15,000	(13)	433,800
	--	--		--	--	28,000	(14)	809,760
	--	--		--	--	35,000	(15)	1,012,200
Robert C. Dobkin	75,000	--		50.25	7/28/10	--		--
	70,000	--		38.25	4/17/11	--		--
	78,060	--		25.05	7/26/12	--		--
	40,000	--		25.05	7/26/12	--		--
	40,000	--		40.88	10/15/13	--		--
	40,000	--		37.03	1/18/12	--		--
	25,000	100,000	(26)	22.74	1/15/16	--		--
	--	--		--	--	2,667	(16)	77,130
	--	--		--	--	8,001	(17)	231,389
	--	--		--	--	8,001	(18)	231,389
	--	--		--	--	12,000	(19)	347,040
	--	--		--	--	20,000	(20)	578,400
Donald E. Paulus	75,000	--		36.52	10/17/11	--		--
	11,780	--		25.05	7/26/12	--		--
	15,000	--		29.37	1/15/13	--		--
	35,000	--		35.20	7/22/13	--		--
	35,000	--		36.12	10/14/14	--		--
	24,000	96,000	(26)	22.74	1/15/16	--		--
	--	--		--	--	2,334	(21)	67,499
	--	--		--	--	10,268	(22)	296,951
	--	--		--	--	9,000	(23)	260,280
	--	--		--	--	14,000	(24)	404,880
	--	--		--	--	20,000	(25)	578,400

____________________

(1)	Stock options vest at the rate of 10% of the total number of shares subject to the option every 6 months.
(2)	Restricted stock vests in equal annual increments over a five-year term. The fair market value of the Company's common stock on June 25, 2010 the last day of trading of fiscal 2010 was $28.92.
(3)	10,000 shares to vest on October 24, 2010.
(4)	10,000 shares to vest on January 22, 2011, 10,000 shares to vest on January 22, 2012.
(5)	12,000 shares to vest on April 23, 2011, 12,000 shares to vest on April 23, 2012, 12,000 shares to vest on April 23, 2013.
(6)	12,000 shares to vest on July 29, 2010, 12,000 share to vest on July 29, 2011, 12,000 shares to vest on July 31, 2012, 12,000 shares to vest on July 29, 2013, 12,000 shares to vest on July 29, 2014.
(7)	10,000 shares to vest on July 31, 2010, 10,000 shares to vest on July 31, 2011.
(8)	15,000 shares to vest on October 24, 2010, 15,000 shares to vest on October 24, 2011, 15,000 shares to vest on October 24, 2012.
(9)	16,000 shares to vest on January 21, 2011, 16,000 shares to vest on January 21, 2012, 16,000 shares to vest on January 21, 2013, 16,000 shares to vest on January 21, 2014.
(10)	16,000 shares to vest on April 21, 2011, 16,000 shares to vest on April 21, 2012, 16,000 shares to vest on April 21, 2013, 16,000 shares to vest on April 21, 2014, 16,000 shares to vest on April 21, 2015.
(11)	4,667 shares to vest on April 24, 2011.
(12)	5,000 shares to vest on August 1, 2010, 5,000 shares to vest on August 1, 2011, 5,000 shares to vest on August 1, 2012.
(13)	5,000 shares to vest on October 24, 2010, 5,000 shares to vest on October 24, 2011, 5,000 shares to vest on October 24, 2012.
(14)	7,000 shares to vest on January 21, 2011, 7,000 shares to vest on January 21, 2012, 7,000 shares to vest on January 21, 2013, 7,000 shares to vest on January 21, 2014.
(15)	7,000 shares to vest on April 21, 2011, 7,000 shares to vest on April 21, 2012, 7,000 shares to vest on April 21, 2013, 7,000 shares to vest on April 21, 2014, 7,000 shares to vest on April 21, 2015.
(16)	2,667 shares to vest on April 24, 2011.
(17)	2,667 shares to vest on August 1, 2010, 2,667 shares to vest on August 1, 2011, 2,667 shares to vest on August 1, 2012.
(18)	2,667 shares to vest on October 24, 2010, 2,667 shares to vest on October 24, 2011, 2,667 shares to vest on October 24, 2012.
(19)	3,000 shares to vest on January 21, 2011, 3,000 shares to vest on January 21, 2012, 3,000 shares to vest on January 21, 2013, 3,000 shares to vest on January 21, 2014.
(20)	4,000 shares to vest on April 21, 2011, 4,000 shares to vest on April 21, 2012, 4,000 shares to vest on April 21, 2013, 4,000 shares to vest on April 21, 2014, 4,000 shares to vest on April 21, 2015.
(21)	2,334 shares to vest on January 23, 2011.
(22)	5,134 shares to vest on July 31, 2010, 5,134 shares to vest on July 31, 2011.
(23)	3,000 shares to vest on October 24, 2010, 3,000 shares to vest on October 24, 2011, 3,000 shares to vest on October 24, 2012.
(24)	3,500 shares to vest on January 21, 2011, 3,500 shares to vest on January 21, 2012, 3,500 shares to vest on January 21, 2013, 3,500 shares to vest on January 21, 2014.
(25)	4,000 shares to vest on April 21, 2011, 4,000 shares to vest on April 21, 2012, 4,000 shares to vest on April 21, 2013, 4,000 shares to vest on April 21, 2014, 4,000 shares to vest on April 21, 2015.
(26)	Unvested options vest equally in semi-annual installments ending on January 15, 2014.

OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended June 27, 2010

     The following table shows for the fiscal year ended June 27, 2010 certain information regarding options exercised by and stock awards vesting with respect to, the Named Executive Officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name of Executive Officer	Acquired on Exercise (#)	Exercise (1)($)	Acquired on Vesting (#)	Vesting (2)($)
Robert H. Swanson	--	--	32,000	$923,300
Lothar Maier	--	--	41,000	1,126,250
Paul Coghlan	--	--	21,667	613,174
Robert C. Dobkin	--	--	11,001	311,513
Donald E. Paulus	--	--	13,968	381,699
____________________

(1)	Value Realized on Exercise for Option Awards equals the difference between the option exercise price and the fair market value of the Company's common stock on the date of exercise, multiplied by the number of shares for which the option was exercised.
(2)	Value Realized on Vesting for Stock Awards equals the fair market value of the Company's common stock on the vesting date, multiplied by the number of shares that vested on that date.

EQUITY COMPENSATION PLAN SUMMARY
For Fiscal Year Ended June 27, 2010

     The following table provides information as of June 27, 2010 about shares of the Company's common stock that may be issued upon exercise of outstanding options, rights or restricted stock units under all of the Company's existing equity compensation plans, including the 1996 Incentive Stock Option Plan, the 2001 Non-Statutory Stock Option Plan, the 2005 Equity Incentive Plan and the 2005 Employee Stock Purchase Plan, and the number of shares of common stock that remain available for future issuance under these plans.

			Number of Securities
			Remaining Available for
			Future Issuance under
	Number of Securities to		Equity Compensation
	be Issued upon Exercise		Plans (excluding
	of Outstanding Options	Weighted Average	securities issuable upon
	and Restricted Stock	Exercise Price of	exercise of outstanding
	Units as of June 27,	Outstanding Options and	options and restricted
Plan	2010	Restricted Stock Units	stock units)
Equity compensation plans approved by
stockholders(1)	7,956,116	$39.00	8,372,455
Equity compensation plans not approved by
stockholders(2)	18,287,321	$31.52	4,761,331
Total	26,243,437	$32.79	13,133,786
____________________

(1)	Consists of shares subject to outstanding options and restricted stock units under the Company's 1996 and 2005 Equity Incentive Plans, or shares available for future issuance under the 2005 Equity Incentive Plan and the Company's 2005 Employee Stock Purchase Plan.
(2)	The numbers of shares indicated consist of shares subject to outstanding options and restricted stock units or shares available for future issuance under the Company's 2001 Non-Statutory Stock Option Plan. Executive officers and directors of the Company are not eligible to participate in the 2001 Non-Statutory Stock Option Plan. See the description of the 2001 Non-Statutory Stock Option Plan below.

   2005 Equity Incentive Plan

     The Company's 2005 Equity Incentive Plan was adopted by the Board of Directors in July 2005 and was approved by the Company's stockholders in November 2005. The 2005 Equity Incentive Plan provides for the following types of incentive awards: (i) stock options, (ii) stock appreciation rights, (iii) restricted stock, (iv) restricted stock units, and (v) performance shares and performance units. Each of these is referred to individually as an “Award.” Employees, executive officers, directors and consultants who provide services to the Company or its subsidiaries are eligible to participate in the 2005 Equity Incentive Plan. A total of 11,359,962 shares of the Company's common stock have been reserved for issuance under the 2005 Equity Incentive Plan as of June 27, 2010. These shares include shares that remained available for grant under the Company's 1996 Incentive Stock Option Plan at the time the stockholders approved the 2005 Equity Incentive Plan at the 2005 Annual Meeting of Stockholders and that were transferred into the 2005 Equity Incentive Plan at that time. In addition, any shares since that time or in the future that would otherwise return to the 1996 Incentive Stock Option Plan upon termination or expiration of options granted under that earlier plan are added to the shares available under the 2005 Equity Incentive Plan.

     Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with Awards granted to such persons, the 2005 Equity Incentive Plan sets limits on the size of Awards that may be granted to employees, officers, directors and consultants in any fiscal year of the Company or in connection with initial employment with the Company, as described below.

     Options. The 2005 Equity Incentive Plan authorizes the granting to employees, including officers, of incentive stock options within the meaning of Section 422 of the Code, and the granting to employees, officers, directors and consultants of nonqualified stock options. Incentive stock options may be granted only to employees, including employee directors and officers. The 2005 Equity Incentive Plan provides that a participant may not receive options for more than 5,000,000 shares in one fiscal year, except in connection with his or her initial service as an employee, in which case he or she may be granted options for an additional 5,000,000 shares.

     The exercise price of an option is determined at the time the option is granted. In the case of an incentive stock option, the exercise price must be at least equal to the fair market value of the Company's common stock on the date of grant, except that the exercise price of an incentive stock option granted to any person who owns more than 10% of the total voting power of all classes of the Company's outstanding stock must be at least 110% of the fair market value of the common stock on the grant date. The exercise price of nonqualified stock options under the 2005 Equity Incentive Plan must also be at least equal to the fair market value of the Company's common stock on the grant date. The 2005 Equity Incentive Plan permits options to be exercised with cash, check, other shares of the Company's stock, consideration received by the Company under a "cashless exercise" program or certain other forms of consideration.

     Options granted under the 2005 Equity Incentive Plan generally vest at a rate of 1/10th of the shares subject to the option after each six-month period of continued service to the Company; however, the vesting schedule can vary on a grant-by-grant basis. The 2005 Equity Incentive Plan provides that vested options may be exercised for 3 months after any termination of employment and for up to 12 months after termination of employment as a result of death or disability. The Company may select alternative periods of time for exercise upon termination of service. The term of an option may not exceed ten years, except that, with respect to any person who owns more than 10% of the voting power of all classes of the Company's outstanding capital stock, the term of an incentive stock option may not exceed five years. Currently, the Company generally grants options that have terms of seven years.

     Stock Appreciation Rights. Stock appreciation rights may be granted under the 2005 Equity Incentive Plan. Stock appreciation rights are rights to receive the appreciation in fair market value of the Company's common stock between the exercise date and the date of grant. The Company can pay the appreciation in either cash or shares of common stock. No participant may be granted stock appreciation rights covering more than 5,000,000 shares during any fiscal year, except that a participant may be granted stock appreciation rights covering up to an additional 5,000,000 shares in connection with his or her initial employment.

     Restricted Stock. Restricted stock awards may be granted under the 2005 Equity Incentive Plan. Awards of restricted stock are rights to acquire or purchase shares of the Company's common stock that are subject to repurchase or reacquisition by the Company upon the termination of the participant's service with the Company for any reason (including death or disability). The Company's right to reacquire the shares lapses in accordance with terms and conditions established by the plan administrator in its sole discretion, including, for example, based on the lapse of time or the achievement of specific performance goals. Currently, the vesting terms of restricted stock granted by the Company generally provide for annual vesting over a term of five years. No participant may be granted more than 1,500,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 1,500,000 shares in connection with his or her initial employment.

     Restricted Stock Units. Restricted stock units may be granted under the 2005 Equity Incentive Plan. Restricted stock units are the dollar value equivalent of shares and vest based upon the lapse of time or in accordance with specific performance goals or other terms and conditions. Vested restricted stock units may be paid in cash, shares or a combination of cash and shares. Shares that underly restricted stock units that become settled in cash are again available for future grants under the 2005 Equity Incentive Plan. If all restricted stock units have not vested by the expiration date set forth in the Award agreement, the unearned restricted stock units are forfeited to the Company. No participant may be granted more than 1,500,000 restricted stock units during any fiscal year, except that a participant may be granted up to an additional 1,500,000 restricted stock units in connection with his or her initial employment. The Company generally grants restricted stock units to non-U.S. employees for tax purposes.

     Performance Units and Performance Shares. Performance units and performance shares may be granted under the 2005 Equity Incentive Plan. Performance units and performance shares are Awards that result in a payment to a participant only if the performance goals or other vesting criteria established by the plan administrator are achieved. Performance units and performance shares have initial values equal to the fair market value of one share of the Company's common stock on the grant date, and are payable in cash, shares or a combination of cash and shares. No participant may receive more than 1,500,000 performance shares or performance units during any fiscal year, except that a participant may be granted performance shares or performance units covering up to an additional 1,500,000 shares in connection with his or her initial employment.

     Change of Control. In the event of a "change of control," as defined in the 2005 Equity Incentive Plan, each outstanding Award will be treated as the committee overseeing the plan determines in its sole discretion, including, without limitation, having the successor to the Company assume the Awards or provide substitute awards. In the absence of other action by the committee, all options and stock appreciation rights will become fully vested and exercisable as to all of the shares subject to such Awards, all restrictions and Company reacquisition rights with respect to restricted stock will lapse, all performance goals or other vesting criteria for restricted stock units, performance shares and performance units will be deemed to have been achieved in full, and all other vesting terms and conditions of all Awards will be deemed to have been met. In such event, the committee will notify all participants as to the changes in their Awards, and, to the extent applicable, such Awards may be exercised for such period of time as the committee may determine from the date of the notice. All unexercised Awards will terminate upon expiration of that period.

     With respect to Awards granted to non-employee directors that are assumed or substituted for, if the director is subsequently terminated as a director (other than voluntary resignation), then all his or her options and stock appreciation rights will become fully vested and exercisable as to all of the shares subject to such Awards, all restrictions and Company reacquisition rights with respect to restricted stock will lapse, all performance goals or other vesting criteria for restricted stock units, performance shares and performance units will be deemed achieved at target levels, and all other vesting terms and conditions of all Awards will be deemed to have been met.

   2005 Employee Stock Purchase Plan

     The 2005 Employee Stock Purchase Plan (the “2005 Purchase Plan”) was adopted by the Board of Directors in July 2005 and was approved by the Company's stockholders in November 2005. The purpose of the 2005 Purchase Plan is to provide employees with an opportunity to purchase the Company's common stock through regular payroll deductions. A total of 3,000,000 shares of common stock have been reserved for issuance under the 2005 Purchase Plan, of which approximately 1,848,081 shares remained available for issuance as of June 27, 2010.

     Each employee of the Company or its designated subsidiaries who is a common law employee and whose customary employment with the Company or subsidiary is at least twenty hours per week and more than five months in a calendar year is eligible to participate in the 2005 Purchase Plan. None of the Company’s executive officers or directors participates in the 2005 Purchase Plan. No employee, however, may participate in the 2005 Purchase Plan (i) to the extent that, at the commencement of an offering period, the employee owns 5% or more of the total combined voting power of all classes of the Company's capital stock, or (ii) to the extent that his or her rights to purchase stock under all of the Company's employee stock purchase plans would accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the beginning of the applicable offering period) in any calendar year. The 2005 Purchase Plan is implemented by offering periods of approximately six months each, running from approximately May 1 to October 31 and November 1 to April 30. The committee overseeing the 2005 Purchase Plan has the power at any time to change the length of the offering periods, to subdivide each offering period into multiple purchase periods, and to have multiple offering periods running at one time. As the 2005 Purchase Plan is currently governed, deductions must be either 5% or 10% of an employee's eligible compensation for any given offering period.

     As currently governed, the 2005 Purchase Plan enables participants to purchase shares of the Company's common stock at a purchase price of 85% of the fair market value of the Company's common stock on the last day of each offering period. The fair market value of the Company's common stock on any relevant date is the closing price per share as reported on the Nasdaq Global Market, or the mean of the closing bid and ask prices if no sales were reported, as quoted on such exchange or reported in The Wall Street Journal. The maximum number of shares a participant may purchase under the 2005 Purchase Plan is 300 shares per offering period.

     A participant may discontinue his or her participation in the 2005 Purchase Plan at any time during an offering period, and participation ends automatically on termination of employment with the Company.

     In the event of any merger or "Change of Control," as defined in the 2005 Purchase Plan, the successor corporation, or a parent or subsidiary of the successor corporation, may assume or substitute participation rights for each pending offering period under the 2005 Purchase Plan. In the event the successor corporation refuses to assume or substitute such offering periods, the committee overseeing the plan will shorten all offering periods then in progress by setting a new ending date, and all offering periods will end on the new ending date. The new ending date must be prior to the effective date of the merger or change of control. If the committee shortens any offering period then in progress, the committee will notify each participant prior to the new ending date that the ending date has been changed to the new date and that purchases under the 2005 Purchase Plan will occur automatically on that new date, unless the participant withdraws from the offering period.

   1996 Incentive Stock Option Plan

     The Company's 1996 Incentive Stock Option Plan (the “1996 Plan”) was adopted by the Board of Directors in July 1996 and was approved by the Company's stockholders in November 1996. The 1996 Plan provided for the granting to employees, including officers, of incentive stock options, and for the granting to employees, officers, directors and consultants of nonqualified stock options.

     The 1996 Plan permitted the Company to grant incentive and non-qualified stock options in generally the same manner, and with generally the same terms as options under the 2005 Equity Incentive Plan.

     The 1996 Plan also permitted the Company to grant nonqualified options that were immediately exercisable by the participant at an exercise price equal to the stock's par value per share. The shares of common stock received upon exercise of these options were subject to reacquisition by the Company upon the termination of the participant's service with the Company for any reason (including death or disability), which right lapsed in annual increments over a period of either three or five years, thus approximating restricted stock.

     In the event that the Company merges with or into another corporation, or sells substantially all of its assets, the 1996 Plan provides that each outstanding option must be assumed or substituted for by the successor corporation. If such substitution or assumption does not occur, each option will fully vest and become exercisable.

     At the 2005 Annual Meeting, the Company's stockholders approved the 2005 Equity Incentive Plan to replace the 1996 Plan. As part of the adoption of the 2005 Equity Incentive Plan, all shares remaining available for future grant under the 1996 Plan at that time were transferred to the 2005 Equity Incentive Plan. No further options or rights have been or will be granted under the 1996 Plan. As of June 27, 2010, there were 6,272,600 shares of common stock subject to outstanding options under the 1996 Plan.

   2001 Non-Statutory Stock Option Plan

     In fiscal 2001, the Board of Directors approved the 2001 Non-Statutory Stock Option Plan (the “2001 Plan”). The 2001 Plan provides for the granting of non-qualified stock options to employees and consultants. The Company cannot grant options under the 2001 Plan to directors or executive officers of the Company.

     Options granted under the 2001 Plan generally vest at a rate of 1/10th of the shares subject to the option after each six-month period of continued service to the Company; however, the vesting schedule can vary on a grant-by-grant basis. The 2001 Plan provides that vested options may be exercised for 3 months after any termination of employment and for up to 12 months after termination of employment as a result of death or disability. The Company may select alternative periods of time for exercise upon termination of service.

     The Company may also grant options under the 2001 Plan that are immediately exercisable by the participant at a nominal exercise price. The shares of common stock received upon exercise of these options, however, are subject to reacquisition by the Company upon the termination of the participant's service with the Company for any reason (including death or disability). This Company right of reacquisition generally lapses in annual increments over periods of three to five years, although the vesting schedule may vary on a grant-by-grant basis.

     The exercise price of an option is determined at the time the option is granted and may be less than the current fair market value of the Company's common stock. The 2001 Plan permits options to be exercised with cash, check, other shares of the Company's stock, consideration received by the Company under a “cashless exercise” program or certain other forms of consideration.

     In the event that the Company merges with or into another corporation, or sells substantially all of the Company's assets, the 2001 Plan provides that each outstanding option will be assumed or substituted for by the successor corporation. If such substitution or assumption does not occur, each option will fully vest and become exercisable.

     As of June 27, 2010, there were a total of 30,000,000 shares of common stock reserved for issuance under the 2001 Plan, of which 18,287,321 shares were subject to outstanding options and restricted stock units; and 4,761,331 shares were available for future issuance. If the new 2010 Equity Incentive Plan is approved at the Annual Meeting of Stockholders, it will immediately replace the 2001 Plan and the Company will not grant any additional options under the 2001 Plan.

Employment Agreements

     In January 2002, the Company entered into employment agreements with Mr. Swanson, its current Executive Chairman and then its Chief Executive Officer, Mr. Coghlan, its Chief Financial Officer, and Mr. Dobkin, its Chief Technical Officer. Amendments to the employment agreements were made in 2008 primarily to comply with Section 409A of the Code, which generally affect the timing, but not the amount, of compensation that could be received, the definition of certain payment triggers and other technical changes. In addition, on August 11, 2009, the Company entered into an Employment Agreement with its Chief Executive Officer, Lothar Maier.

   Employment Agreement with the Executive Chairman and Former Chief Executive Officer

     Mr. Swanson's employment agreement provided for an annual base salary of $345,000 at the time his agreement was entered into. Mr. Swanson's annual base salary is subject to annual adjustments by the Compensation Committee, and has been subsequently increased to $442,000. Mr. Swanson’s base salary is prorated for each full day of service he performs as Executive Chairman of the Board. Mr. Swanson's employment agreement also entitles him to bonuses pursuant to his participation in the Company's Senior Executive Bonus Plan, the Key Employee Incentive Bonus Plan or any successor bonus plans to such plans.

     In January 2005, Mr. Swanson voluntarily resigned as Chief Executive Officer, but agreed, at the request of the Board of Directors, to remain as Executive Chairman of the Board with duties originally envisioned as requiring one to two days per week of Mr. Swanson's time. Mr. Swanson's duties have actually resulted in his spending approximately three to four days per week on Company matters. Pursuant to his employment agreement Mr. Swanson continues to receive his existing salary and bonus prorated based on the number of full days Mr. Swanson performs services as Executive Chairman throughout each fiscal year, but his bonus may not exceed 50% of the bonus he would have received for the relevant period if he were still the Chief Executive Officer.

     If, prior to a Change of Control (as defined in his employment agreement), Mr. Swanson is terminated as Executive Chairman of the Board for any reason other than cause (as defined in his employment agreement) or if he resigns for Good Reason (as defined in his employment agreement), then all his unvested stock options and restricted stock will immediately vest, and he will receive continued payment of one year's base salary and an annual target bonus payment (payable in equal installments over twelve months). Mr. Swanson’s target bonus will be calculated as the average of his previous four semi-annual bonus payments multiplied by four as his bonus will cease to be prorated as mentioned above. Mr. Swanson’s base salary and target bonus will be calculated as if Mr. Swanson had performed services on a full-time basis. In addition, the Company will reimburse Mr. Swanson for premiums paid for continuing group health and dental plan continuation coverage until the earlier of eighteen months from his termination and such time as Mr. Swanson and his dependents are covered by similar plans of a new employer.

     If there is a Change of Control of the Company, Mr. Swanson will receive similar benefits to those he is entitled to receive if he is terminated other than for Cause or is terminated due to a voluntary termination for Good Reason, including immediate vesting in full of all his options and restricted stock and payment of one year's salary and target bonuses but payable in a lump sum within five days of the Change of Control, and the reimbursement for continued health coverage will be extended to Mr. Swanson upon any subsequent termination of his employment regardless of whether or not he is terminated without Cause or he resigns for Good Reason.

     In the event that on or after his 65th birthday Mr. Swanson is employed by the Company, and voluntarily terminates his employment following such time, then Mr. Swanson will receive the same benefits as if such voluntary termination was a voluntary termination for Good Reason. If Mr. Swanson should die while employed by the Company, 50% of his then unvested restricted stock and options will vest immediately.

     The Company has a fractional ownership in one aircraft operated by NetJets, Inc. So long as Mr. Swanson is Executive Chairman of the Board, he is entitled to use the Company's airplanes for personal use for up to 35% of the available flight time in any year. To the extent use of the airplanes results in imputed taxable income to Mr. Swanson, the Company will make additional payments to him, so that the net effect is the same as if no income were imputed to him.

     If payments to Mr. Swanson under his employment agreement (together with any other payments or benefits Mr. Swanson receives) would trigger the excise tax provisions of Sections 280G and 4999 of the Code upon change of control of the Company, Mr. Swanson will be paid an additional amount, so that he receives, net of the excise taxes, the amount he would otherwise have been entitled to receive in their absence.

     The following table describes the payments and/or benefits would owed by the Company to Mr. Swanson upon termination of employment in the following situations and for the following reasons.

		Termination
		Without
		Cause/Voluntary
		Resignation
	Voluntary	for Good
Compensation and Benefits	Resignation	Reason	Change-in-Control	Due to Death
Base Salary	$442,000	$442,000	$442,000	$--
Annual Incentive	2,355,000	2,355,000	2,355,000	--
Equity Awards
• Stock Options	--	--	--	--
• Restricted Stock(1)	3,643,920	3,643,920	2,834,160	1,821,960
Health Care Benefits	18,065	18,065	18,065	--
____________________

(1)	The value of accelerated awards is based on a share price of $28.92 per share as of June 25, 2010 multiplied by the number of awards unvested as of June 27, 2010.

   Employment Agreement with the Chief Executive Officer

     On August 11, 2009, the Company entered into an Employment Agreement with its Chief Executive Officer, Lothar Maier. While employed by the Company, Mr. Maier will receive a base salary at an annual rate of $405,000 (the “Base Salary”). The Base Salary will be reviewed annually by the Compensation Committee for possible adjustment and has been subsequently increased to $475,000. Mr. Maier will be eligible to earn a target bonus under the Company's Senior Executive Bonus Plan as specified annually by the Compensation Committee and will also be eligible to participate in the Company’s Key Employee Incentive Bonus Plan. During his employment, Mr. Maier is eligible to participate in the employee benefits plans maintained by the Company that are applicable to other senior management of the Company to the full extent provided for by such plans.

     If, at any time prior to a Change of Control (as defined in his employment agreement), Mr. Maier’s employment with the Company terminates due to a voluntary termination for Good Reason (as defined in his employment agreement)or an involuntary termination by the Company other than for Cause (as defined in his employment agreement), then, subject to Mr. Maier signing and not revoking a mutual release of claims with the Company, and subject to Mr. Maier’s compliance with the provisions of the employment agreement (including continued compliance with the terms of the Confidential Information and Invention Assignment Agreement and a twelve month non-solicit provision): (i) all of Mr. Maier’s Company stock options, restricted stock and other equity awards will immediately vest as to 75% of the then unvested amount of such awards, (ii) Mr. Maier will receive continued payment of severance pay for twelve months at a rate equal to his Base Salary as in effect on the date of termination, plus the average bonus paid to Mr. Maier for the two twelve month bonus periods prior to the date of such termination (collectively, the “Severance Payment”), and (iii) if Mr. Maier elects continuation coverage pursuant to COBRA for himself and his covered dependents, the Company will reimburse Mr. Maier for the COBRA premiums for such coverage for the lesser of (A) eighteen months, or (B) the date upon which Mr. Maier and his covered dependents are covered by similar plans of Mr. Maier’s new employer.

     If Mr. Maier’s employment terminates and such termination is due to a voluntary termination (other than for Good Reason), for Cause, or due to Mr. Maier’s Disability (as defined in his employment agreement), then (i) all payments of compensation to Mr. Maier will terminate (except as to amounts already earned), and (ii) all vesting of Mr. Maier’s Company stock options, restricted stock and other equity awards will terminate immediately. If Mr. Maier’s employment terminates due to his death, then (i) all payments of compensation to Mr. Maier will terminate (except as to amounts already earned), and (ii) all vesting of Mr. Maier’s Company stock options, restricted stock and other equity awards will immediately accelerate as to 50% of the then unvested portion of such awards, and all subsequent vesting of Mr. Maier’s stock options, restricted stock and other equity awards will terminate immediately.

     In the event of a Change of Control, Mr. Maier will receive the same benefits as if Mr. Maier were terminated due to a voluntary termination for Good Reason or an involuntary termination by the Company other than for Cause described above, provided that the Severance Payment will be payable in a lump-sum within five days following the Change of Control and the COBRA coverage will be extended to Mr. Maier upon any subsequent termination of his employment, regardless if such termination is for Cause or for Good Reason. If Mr. Maier’s tenure as the Company’s Chief Executive Officer terminates following a Change of Control, Mr. Maier will not be entitled to any additional compensation (except as to amounts already earned and the benefits due).

     The following table describes the payments and/or benefits would owed by the Company to Mr. Maier upon termination of employment in the following situations and for the following reasons.

		Termination
		Without Cause /
		Voluntary
	Voluntary	Resignation for
Compensation and Benefits	Resignation	Good Reason	Change-in-Control	Due to Death
Base Salary	--	$475,000	$475,000	$--
Annual Incentive	--	1,600,000	1,600,000	--
Equity Awards
• Stock Options	--	1,112,400	1,112,400	741,600
• Restricted Stock(1)	--	4,553,210	4,553,210	3,022,140
Health Care Benefits	--	18,065	18,065	--
____________________

(1)	The value of accelerated awards is based on a share price of $28.92 per share as of June 25, 2010 multiplied by the number of awards unvested as of June 27, 2010.

   Employment Agreement with Chief Financial Officer

     The employment agreement with Mr. Coghlan, the Company's Chief Financial Officer, originally provided for an annual base salary of $285,000 at the time the agreement was entered into. Mr. Coghlan's annual base salary is subject to annual adjustment by the Compensation Committee, and has been subsequently increased to $425,000. He is also entitled to bonuses pursuant to the Company's Senior Executive Bonus Plan.

     If, prior to a Change of Control (as defined in his employment agreement), Mr. Coghlan is terminated by the Company for any reason other than Cause (as defined in his employment agreement), or voluntarily terminates his employment for Good Reason (as defined in his employment agreement), then he will receive continued payments of six month’s base salary plus 50% of his annual target bonus, and his stock options and restricted stock will immediately vest to the extent they would have vested had he remained employed by the Company for an additional six months. In addition, the Company will pay for Mr. Coghlan's continuation coverage (if so elected) pursuant to COBRA until the earlier of six months from his termination and such time as he and his dependents are covered by similar plans of a new employer.

     If, after a Change of Control (as defined in his employment agreement), Mr. Coghlan is terminated for any reason other than Cause, or voluntarily terminates his employment for Good Reason, then 50% of his then unvested stock options and restricted stock will immediately vest, and he will receive continued payments of one year's base salary and 50% of his annual target bonus. In addition, the Company will pay for Mr. Coghlan's continuation coverage pursuant to COBRA until the earlier of twelve months from his termination and such time as he and his dependents are covered by similar plans of a new employer.

     If Mr. Coghlan should die while employed by the Company, 50% of his then unvested restricted stock and options will vest immediately.

     If payments to Mr. Coghlan under his employment agreement (together with any other payments or benefits he receives) would trigger the excise tax provisions of Sections 280G and 4999 of the Code upon a change in control of the Company, and such payments are less than 3.59 multiplied by his "base amount" (as defined in Section 280G), then the payments will be reduced so that no portion of the payments will be subject to excise tax under Section 4999. If payments under Mr. Coghlan's employment agreement (together with any other payments or benefits he receives) would exceed 3.59 multiplied by his "base amount," then Mr. Coghlan will be paid an additional amount so that he receives, net of the excise taxes, the amount he would otherwise have been entitled to receive in their absence.

     The following table describes the payments and/or benefits would be owed by the Company to Mr. Coghlan upon termination of employment in the following situations and for the following reasons.

		Termination
		Without
		Cause/Voluntary
	Voluntary	Resignation for	Termination after
Compensation and Benefits	Resignation	Good Reason	Change-in-Control	Due to Death
Base Salary	--	$212,500	$425,000	$--
Annual Incentive	--	805,000	805,000	--
Equity Awards
• Stock Options	--	86,520	346,080	346,080
• Restricted Stock(1)	--	289,200	1,412,265	1,412,265
Health Care Benefits	--	6,022	12,044	--
____________________

(1)	The value of accelerated awards is based on a share price of $28.92 per share as of June 25, 2010 multiplied by the number of awards unvested as of June 27, 2010.

   Employment Agreement with Chief Technical Officer

     The employment agreement with Mr. Dobkin, the Company's Vice President of Engineering and Chief Technical Officer is substantially similar to the employment agreement with Mr. Coghlan, as described above, except that Mr. Dobkin’s agreement originally provided for an annual base salary of $280,000, which has been subsequently increased to $375,000.

     The following table describes the payments and/or benefits would be owed by the Company to Mr. Dobkin upon termination of employment in the following situations and for the following reasons.

		Termination
		Without
		Cause/Voluntary
	Voluntary	Resignation for	Termination after
Compensation and Benefits	Resignation	Good Reason	Change-in-Control	Due to Death
Base Salary	--	$187,500	$375,000	$--
Annual Incentive	--	330,000	330,000	--
Equity Awards
• Stock Options	--	154,259	309,000	309,000
• Restricted Stock(1)	--	77,250	732,674	732,674
Health Care Benefits	--	6,022	12,044	--
____________________

(1)	The value of accelerated awards is based on a share price of $28.92 per share as of June 25, 2010 multiplied by the number of awards unvested as of June 27, 2010.

Compensation Committee Interlocks and Insider Participation

     No executive officer of the Company served on the compensation committee of another entity or on any other committee of the board of directors of another entity performing similar functions during the last fiscal year.

TRANSACTIONS WITH RELATED PERSONS

     In accordance with the Code of Business Conduct and Ethics and the charter for the Audit Committee of the Board of Directors, the Audit Committee reviews and approves in advance in writing any proposed related person transactions. Significant related person transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board of Directors. Any such related person transaction will be disclosed in the applicable SEC filing to the extent required by the rules of the SEC. For purposes of these procedures, "related person" and "transaction" have the meanings contained in Item 404 of Regulation S-K.

     The Company has entered into change of control agreements with four of its Named Executive Officers. These are discussed under "Executive Compensation — Employment Agreements".

     The Company has entered into agreements to indemnify its directors and officers, in addition to the indemnification provided for in the Company's certificate of incorporation and Bylaws. These agreements, among other things, provide for indemnification of the Company's directors and executive officers and reimbursement of many expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by such persons in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or officer of the Company, any subsidiary of the Company or any other company or enterprise to which the person provided services at the Company's request.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than ten percent of the Company's common stock, to file reports of ownership on Form 3 and of changes in ownership on Forms 4 or 5 with the SEC and the Financial Industry Regulatory Authority (“FINRA”). Executive officers, directors and ten percent stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file.

     The Company reviews copies of any such forms it receives, as well as written representations from reporting persons that no Forms 5 were required for such persons. Based solely upon this review, the Company believes that its executive officers, directors and ten percent stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year ended June 27, 2010.

AUDIT COMMITTEE REPORT

     The following is the Audit Committee's report submitted to the Board of Directors for the fiscal year ended June 27, 2010:

     The Audit Committee of the Board of Directors has:
  reviewed and discussed the Company's audited financial statements for the fiscal year ended June 27, 2010 with the Company's management;

  reviewed and discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the materials required to be discussed by Statement of Auditing Standard 114, “The Auditor’s Communication With Those Charged With Governance.”; and

  reviewed the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with Ernst & Young LLP its independence.
     Based on the Audit Committee's review of the matters noted above and its discussions with the Company's independent registered public accounting firm and the Company's management, the Audit Committee has recommended to the Board of Directors that the Company's financial statements for the fiscal year ended June 27, 2010 be included in the Company's 2010 Annual Report on Form 10-K.

     The Audit Committee and the Board also have recommended, subject to stockholder ratification, the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal 2011.

Respectfully submitted by:

THE AUDIT COMMITTEE
September 15, 2010

Thomas S. Volpe, Chairman
David S. Lee
Richard M. Moley
John J. Gordon

OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Dated: September 15, 2010

APPENDIX A

LINEAR TECHNOLOGY CORPORATION

2010 EQUITY INCENTIVE PLAN

     1. Purposes of the Plan. The purposes of this Plan are:
  to attract and retain the best available personnel for positions of substantial responsibility,

  to provide incentives to individuals who perform services to the Company, and to promote the success of the Company’s business.
Awards granted under the Plan may be Incentive Stock Options, Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, or Performance Units, as the Committee overseeing the plan may determine.

     2. Definitions. As used herein, the following definitions will apply:

         (a) “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

         (b) “Applicable Laws” means the requirements relating to equity-based awards or equity compensation programs under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

         (c) “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, or Performance Units.

         (d) “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

         (e) “Award Transfer Program” means any program instituted by the Committee which would permit Participants the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Committee.

         (f) “Board” means the Board of Directors of the Company.

         (g) “Cash Position” means the Company’s level of cash and cash equivalents.

         (h) “Change of Control” means the occurrence of any of the following events:

             (i) Change in Ownership of the Company. A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change of Control; or

             (ii) Change in Effective Control of the Company. If the Company has a class of securities registered pursuant to Section 12 of the Exchange Act, a change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

             (iii) Change in Ownership of a Substantial Portion of the Company’s Assets. A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

         For purposes of this Section 2(h), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

         Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change of control event within the meaning of Section 409A of the Code, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

         Further and for the avoidance of doubt, a transaction will not constitute a Change of Control if (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

         (i) “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or Treasury Regulation thereunder will include such section or regulation, any valid regulation or other official applicable guidance promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

         (j) “Committee” means the Board or any standing committee of the Board (or any other committee of two or more Directors or other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof) that oversees, has responsibility for and has decision-making authority regarding the operation and implementation of the Plan, in accordance with Section 4 hereof.

         (k) “Common Stock” means the Common Stock of the Company.

         (l) “Company” means Linear Technology Corporation, a Delaware corporation, or any successor thereto.

         (m) “Consultant” means any person, including an advisor, engaged by the Company or its Affiliates to render services to such entity other than as an Employee.

         (n) “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

         (o) “Director” means a member of the Board.

         (p) “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Committee in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Committee from time to time.

         (q) “Earnings Per Share” means as to any Performance Period, the Company’s or a business unit’s Net Income, divided by a weighted average number of common shares outstanding and dilutive common equivalent shares deemed outstanding, determined in accordance with generally accepted accounting principles.

         (r) “Employee” means any person, including Officers and Directors, employed by the Company or its Affiliates. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

         (s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

         (t) “Fair Market Value” means, as of any date, the value of Common Stock as the Committee may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system. If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock as the Committee may determine in good faith.

         (u) “Fiscal Year” means a fiscal year of the Company.

         (v) “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

         (w) “Net Income” means as to any Performance Period, the income after taxes of the Company for the Performance Period determined in accordance with generally accepted accounting principles, provided that prior to the Performance Period, the Committee will determine whether any significant item(s) will be included or excluded from the calculation of Net Income with respect to one or more Participants.

         (x) “Non-Employee Director” means a Director who is not employed by the Company or its Parent or a Subsidiary.

         (y) “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

         (z) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

         (aa) “Old Plan” means the Company’s 2001 Nonstatutory Stock Option Plan, as amended.

         (bb) “Operating Cash Flow” means the Company’s or a business unit’s sum of Net Income plus depreciation, amortization and other non-cash debits or credits to Net Income (such as expenses relating to equity compensation) less capital expenditures plus changes in working capital.

         (cc) “Operating Income” means the Company’s or a business unit’s income from operations but excluding any unusual items, determined in accordance with generally accepted accounting principles.

         (dd) “Option” means a stock option granted pursuant to the Plan.

         (ee) “Parent” means a “parent corporation”, whether now or hereafter existing, as defined in Section 424(e) of the Code.

         (ff) “Participant” means the holder of an outstanding Award granted under the Plan.

         (gg) “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant with respect to an Award. As determined by the Committee, the Performance Goals applicable to an Award may provide for a targeted level or levels of achievement using one or more of the following measures: (a) Cash Position, (b) Earnings Per Share, (c) Net Income, (d) Operating Cash Flow, (e) Operating Income, (f) Return on Assets, (g) Return on Equity, (h) Return on Sales, (i) Revenue and (j) Total Stockholder Return. The Performance Goals may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, (i) in absolute terms, (ii) in relative terms (including, but not limited to, passage of time and/or against another company or companies), (iii) on a per-share basis, (iv) against the performance of the Company as a whole or a segment of the Company, and (v) on a pre-tax or after-tax basis.

         (hh) “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Committee in its sole discretion.

         (ii) “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Committee may determine pursuant to Section 10.

         (jj) “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Committee may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.

         (kk) “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Committee.

         (ll) “Plan” means this 2010 Equity Incentive Plan.

         (mm) “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 8 of the Plan, or issued pursuant to the early exercise of an Option.

         (nn) “Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 9. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

         (oo) “Return on Assets” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by average net Company or business unit, as applicable, assets, determined in accordance with generally accepted accounting principles.

         (pp) “Return on Equity” means the percentage equal to the Company’s Net Income divided by average shareholder’s equity, determined in accordance with generally accepted accounting principles.

         (qq) “Return on Sales” means the percentage equal to the Company’s or a business unit’s Operating Income before incentive compensation, divided by the Company’s or the business unit’s revenue, determined in accordance with generally accepted accounting principles.

         (rr) “Revenue” means the Company’s or a business unit’s net sales for a Performance Period, determined in accordance with generally accepted accounting principles; provided, however, that prior to the Performance Period, the Committee will determine whether any significant item(s) will be excluded or included from the calculation of Annual Revenue with respect to one or more Participants.

         (ss) “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

         (tt) “Section 16(b)” means Section 16(b) of the Exchange Act.

         (uu) “Service Provider” means an Employee, Director or Consultant.

         (vv) “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

         (ww) “Stock Appreciation Right” means an Award granted pursuant to Section 7 hereof.

         (xx) “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

         (yy) “Total Stockholder Return” means the total return (change in share price plus reinvestment of any dividends) of a Share.

     3. Stock Subject to the Plan.

         (a) Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares which may be issued under the Plan is equal to the sum of (i) 5,000,000 Shares, (ii) any Shares which have been reserved but not issued pursuant to any awards granted under the Company’s Old Plan as of the date of stockholder approval of this Plan, plus (iii) any Shares subject to stock options or similar awards granted under the Old Plan that expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the Old Plan that are forfeited to or repurchased by the Company (up to a maximum of [_______] Shares pursuant to this subsection (iii)). The Shares may be either authorized but unissued or reacquired Common Stock.

         (b) Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). With respect to Stock Appreciation Rights, only Shares actually issued pursuant to a Stock Appreciation Right will cease to be available under the Plan; all remaining Shares under Stock Appreciation Rights will remain available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares issued pursuant to Awards of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the withholding tax and exercise price associated with an Award will become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(b).

     4. Oversight and Authority Regarding the Plan.

         (a) Procedure.

             (i) Oversight and Operational Authority. Other than as provided below, (A) the Board or (B) a Committee constituted to satisfy Applicable Laws shall have responsibility and be the decision-making body for the Plan.

             (ii) Multiple Authorities. The Plan may be overseen by different Committees with respect to different groups of Service Providers. Each such Committee shall have responsibility for, and shall be the authorized body that makes decisions regarding, the operation and implementation of the Plan, including the granting of Awards hereunder, with respect to the applicable group of Service Providers.

             (iii) Section 162(m). To the extent that the Committee determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, a committee of two or more “outside directors” within the meaning of Section 162(m) of the Code shall be the Committee with respect to such operations of the Plan and the grant of such Awards.

             (iv) Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

             (v) Delegation of Authority for Day-to-Day Administration. Except to the extent prohibited by Applicable Law, the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

         (b) Powers of the Committee. Subject to the provisions of the Plan, and, in the case of a committee serving as the Committee, subject to the specific duties delegated by the Board to such committee, the Committee will have the authority, in its discretion:

             (i) to determine the Fair Market Value of the Common Stock;

             (ii) to select the Service Providers to whom Awards may be granted hereunder;

             (iii) to determine whether and to what extent Awards or any combination thereof, are granted hereunder;

             (iv) to determine the number of Shares to be covered by each Award granted hereunder;

             (v) to approve forms of Award Agreement for use under the Plan;

             (vi) to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Options or Stock Appreciation Rights may be exercised or other Awards vest (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture or repurchase restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee, in its sole discretion, will determine;

             (vii) to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

             (viii) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws or for qualifying for favorable tax treatment under applicable foreign laws;

             (ix) to modify or amend each Award (subject to Section 20(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards and to extend the maximum term of an Option (subject to Section 6(c) regarding Incentive Stock Options). Notwithstanding the previous sentence, the Committee may not modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 15) nor may the Committee cancel any outstanding Option or Stock Appreciation Right and replace it with a new Option or Stock Appreciation Right with a lower exercise price, unless, in either case, such action is approved by the Company’s stockholders prior to such action being taken;

             (x) to allow Participants to satisfy withholding tax obligations in such manner as prescribed in Section 16;

               (xi) to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Committee;

               (xii) to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Committee may determine;

               (xiii) to determine whether Awards will be settled in Shares, cash or in any combination thereof;

               (xiv) to establish a program whereby Service Providers designated by the Committee can reduce compensation otherwise payable in cash in exchange for Awards under the Plan;

               (xv) to implement an Award Transfer Program;

               (xvi) to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy, and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers; and

               (xvii) to make all other determinations deemed necessary or advisable for operation, implementation and oversight of the Plan.

          (c) Effect of Committee’s Decision. The Committee’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

          (d) No Liability. Under no circumstances will the Company, its Affiliates, the Committee, or the Board incur liability for any indirect, incidental, consequential or special damages (including lost profits) of any form incurred by any person, whether or not foreseeable and regardless of the form of the act in which such a claim may be brought, with respect to the Plan or the Company’s, its Affiliates’, the Committee’s or the Board’s roles in connection with the Plan.

     5. Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units and Performance Shares may be granted to Service Providers. Incentive Stock Options may be granted only to Employees of the Company or any Parent or Subsidiary of the Company. A Service Provider who has been granted an Award may, if otherwise eligible, be granted additional Awards.

     6. Stock Options.

          (a) Grant of Stock Options. Subject to the terms and conditions of the Plan, an Option may be granted to Service Providers at any time and from time to time as will be determined by the Committee, in its sole discretion. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

          (b) Number of Shares. The Committee will have complete discretion to determine the number of Shares subject to an Option granted to any Service Provider, provided that no Service Provider will be granted, in any Fiscal Year, Options to purchase more than 5,000,000 Shares. In connection with his or her initial service as an Employee, a Service Provider may be granted Options to purchase up to an additional 5,000,000 Shares, which will not count against the limit set forth above. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15. If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 15), the cancelled Option will be counted against the limits set forth above. For this purpose, if the exercise price of an Option is reduced, the transaction will be treated as a cancellation of the Option and the grant of a new Option.

          (c) Term of Option. The Committee will determine the term of each Option in its sole discretion; provided, however, that the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

          (d) Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Options granted under the Plan, provided, however, that the exercise price will not be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an employee of the Company or any Parent or Subsidiary of the Company who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than one hundred ten percent (110%) of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 6(d), Options may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code and the Treasury Regulations thereunder.

          (e) Option Agreement.

               (i) Terms and Conditions. Each Option grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Option, the acceptable forms of consideration for exercise (which may include any form of consideration permitted by Section 6(e)(ii)), the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, will determine.

               (ii) Form of Consideration. The Committee will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws. In the case of an Incentive Stock Option, the Committee will determine the acceptable form of consideration at the time of grant. Such consideration to the extent permitted by Applicable Laws may include, but is not limited to:

                    (1) cash;

                    (2) check;

                    (3) other Shares which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Committee, will not result in any adverse accounting consequences to the Company;

                    (4) by net exercise;

                    (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan;

                    (6) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement;

                    (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

                    (8) any combination of the foregoing methods of payment.

          (f) Exercise of Option.

               (i) Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

          An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee or its delegate specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.

               (ii) Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s death, Disability or retirement, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Committee, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Committee, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

               (iii) Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for six (6) months following the Participant’s termination. Unless otherwise provided by the Committee, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

               (iv) Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the Option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Committee. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for six (6) months following Participant’s death. Unless otherwise provided by the Committee, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

     7. Stock Appreciation Rights.

          (a) Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Committee, in its sole discretion.

          (b) Number of Shares. The Committee will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant, provided that during any Fiscal Year, no Participant will be granted Stock Appreciation Rights covering more than 5,000,000 Shares. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted Stock Appreciation Rights covering up to an additional 5,000,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

          (c) Exercise Price and Other Terms. The Committee, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing provisions of this Section 7(c), Stock Appreciation Rights may be granted with a per Share exercise price of less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code and the Treasury Regulations thereunder.

          (d) Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Committee, in its sole discretion, will determine.

          (e) Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Committee, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 6(f) relating to exercise also will apply to Stock Appreciation Rights.

          (f) Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

               (i) The difference between the Fair Market Value of a Share on the date of exercise over the exercise price, times

               (ii) The number of Shares with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Committee, the payment upon Stock Appreciation Right exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

     8. Restricted Stock.

          (a) Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Committee, in its sole discretion, will determine.

          (b) Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Committee, in its sole discretion, will determine. Notwithstanding the foregoing, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year no Participant will receive more than an aggregate of 1,500,000 Shares of Restricted Stock; provided, however, that in connection with a Participant’s initial service as an Employee, for Restricted Stock intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 1,500,000 Shares of Restricted Stock. The foregoing limitations will be adjusted proportionately in connection with any changes in the Company’s capitalization as described in Section 15. Unless the Committee determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

          (c) Transferability. Except as provided in this Section 8, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

          (d) Other Restrictions. The Committee, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

          (e) Removal of Restrictions.

               (i) General. Except as otherwise provided in this Section 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction or at such other time as the Committee may determine. The restrictions will lapse at a rate determined by the Committee. After the grant of Restricted Stock, the Committee, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock and may accelerate the time at which any restrictions will lapse or be removed.

               (ii) Section 162(m) Performance Restrictions. For purposes of qualifying Awards of Restricted Stock as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals, which shall be set by the Committee on or before the Determination Date. In this connection, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Stock Purchase Right under Section 162(m) of the Code (e.g., in determining the Performance Goals).

          (f) Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Committee determines otherwise.

          (g) Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

          (h) Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

     9. Restricted Stock Units.

          (a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Committee. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Committee, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 9(d), may be left to the discretion of the Committee. Notwithstanding anything to the contrary in this subsection (a), for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 1,500,000 Restricted Stock Units; provided, however, that in connection with a Participant’s initial service as an Employee, for Restricted Stock Units intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted an aggregate of up to an additional 1,500,000 Restricted Stock Units. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

          (b) Vesting Criteria and Other Terms.

               (i) General. The Committee will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. After the grant of Restricted Stock Units, the Committee, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units upon or in connection with a Change of Control or upon or in connection with a Participant’s termination of service, including, without limitation, due to death or Disability.

               (ii) Section 162(m) Performance Restrictions. For purposes of qualifying Restricted Stock Units as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may set restrictions based upon the achievement of Performance Goals, which shall be set by the Committee on or before the Determination Date. In this connection, the Committee shall follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Stock Purchase Right under Section 162(m) of the Code (e.g., in determining the Performance Goals).

          (c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Committee, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout and may accelerate the time at which any restrictions will lapse or be removed.

          (d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.

          (e) Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

     10. Performance Units and Performance Shares.

          (a) Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Committee, in its sole discretion. The Committee will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year for Performance Units/Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, no Participant will receive more than 1,500,000 Performance Shares or Performance Units. Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, for Performance Units/Shares intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, an Employee may be granted up to an additional 1,500,000 Performance Shares or Performance Units. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 15.

          (b) Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Committee on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

          (c) Performance Objectives and Other Terms.

               (i) General. The Committee will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Committee, in its sole discretion, will determine.

               (ii) Section 162(m) Performance Objectives. For purposes of qualifying grants of Performance Units/Shares as “performance-based compensation” under Section 162(m) of the Code, the Committee, in its discretion, may determine that the performance objectives applicable to Performance Units/Shares will be based on the achievement of Performance Goals. The Committee will set the Performance Goals on or before the Determination Date. In granting Performance Units/Shares which are intended to qualify under Section 162(m) of the Code, the Committee will follow any procedures determined by it from time to time to be necessary or appropriate to ensure qualification of the Performance Units/Shares under Section 162(m) of the Code (e.g., in determining the Performance Goals).

          (d) Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Committee, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share and may accelerate the time at which any restrictions will lapse or be removed.

          (e) Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period, or as otherwise provided in the applicable Award Agreement or as required by Applicable Laws. The Committee, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

          (f) Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

     11. Performance-Based Compensation Under Code Section 162(m).

          (a) General. If the Committee, in its discretion, decides to grant an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the provisions of this Section 11 will control over any contrary provision in the Plan; provided, however, that the Committee may in its discretion grant Awards that are not intended to qualify as “performance-based compensation” under Section 162(m) of the Code to such Participants that are based on Performance Goals or other specific criteria or goals but that do not satisfy the requirements of this Section 11.

          (b) Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of Performance Goals. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Committee prior to the issuance of an Award and which is consistently applied with respect to a Performance Goal in the relevant Performance Period.

          (c) Procedures. To the extent necessary to comply with the performance-based compensation provisions of Section 162(m) of the Code, with respect to any Award granted subject to Performance Goals and intended to qualify as “performance-based compensation” under Section 162(m) of the Code, on or before the Determination Date (i.e., within the first twenty-five percent (25%) of the Performance Period, but in no event more than ninety (90) days following the commencement of any Performance Period or such other time as may be required or permitted by Section 162(m) of the Code), the Committee will, in writing, (i) designate one or more Participants to whom an Award will be made, (ii) select the Performance Goals applicable to the Performance Period, (iii) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (iv) specify the relationship between Performance Goals and the amounts of such Awards, as applicable, to be earned by each Participant for such Performance Period.

          (d) Additional Limitations. Notwithstanding any other provision of the Plan, any Award which is granted to a Participant and is intended to constitute qualified performance-based compensation under Section 162(m) of the Code will be subject to any additional limitations set forth in the Code (including any amendment to Section 162(m)) or any regulations and ruling issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m) of the Code, and the Plan will be deemed amended to the extent necessary to conform to such requirements.

          (e) Determination of Amounts Earned. Following the completion of each Performance Period, the Committee will certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved. In determining the amounts earned by a Participant pursuant to an Award intended to qualified as “performance-based compensation” under Section 162(m) of the Code, the Committee will have the right to (i) reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period, (ii) determine what actual Award, if any, will be paid in the event of a termination of employment as the result of a Participant’s death or disability or upon a Change of Control or in the event of a termination of employment following a Change of Control prior to the end of the Performance Period, and (iii) determine what actual Award, if any, will be paid in the event of a termination of employment other than as the result of a Participant’s death or Disability prior to a Change of Control and prior to the end of the Performance Period to the extent an actual Award would have otherwise been achieved had the Participant remained employed through the end of the Performance Period. A Participant will be eligible to receive payment pursuant to an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code for a Performance Period only if the Performance Goals for such period are achieved.

     12. Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Committee. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Committee. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

     13. Leaves of Absence/Transfers Between Locations. Unless the Committee provides otherwise and except as required by Applicable Laws, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months following the first (1st) day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

     14. Non-Transferability of Awards. Unless determined otherwise by the Committee and except as required by Applicable Laws, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the recipient, only by the recipient. If the Committee makes an Award transferable, such Award will contain such additional terms and conditions as the Committee deems appropriate.

     15. Adjustments; Dissolution or Liquidation; Merger or Change of Control.

          (a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9 and 10.

          (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Committee will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Committee in its discretion may provide for a Participant to have the right to exercise his or her Award, to the extent applicable, until ten (10) days prior to such transaction as to all of the Awarded Stock covered thereby, including Shares as to which the Award would not otherwise be exercisable. In addition, the Committee may provide that any Company repurchase option or forfeiture rights applicable to any Award will lapse one hundred percent (100%), and that any Award vesting will accelerate one hundred percent (100%), provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised or vested, an Award will terminate immediately prior to the consummation of such proposed action.

          (c) Change of Control. In the event of a Change of Control, each outstanding Award will be treated as the Committee determines without a Participant’s consent, including, without limitation, that:

               (i) Awards will be assumed, or substantially equivalent Awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices;

               (ii) upon written notice to a Participant, that the Participant’s Awards will terminate upon or immediately prior to the consummation of such merger or Change of Control;

               (iii) outstanding Awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an Award will lapse, in whole or in part prior to or upon consummation of such merger or Change of Control, and, to the extent the Committee determines, terminate upon or immediately prior to the effectiveness of such merger of Change of Control;

               (iv) (A) the termination of an Award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the Committee determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment), or (B) the replacement of such Award with other rights or property selected by the Committee in its sole discretion; or

               (v) any combination of the foregoing.

In taking any of the actions permitted under this Section 15, the Committee will not be obligated to treat all Awards, all Awards held by a Participant, or all Awards of the same type, similarly.

          In the event that the successor corporation does not assume or substitute for the Award, unless the Committee provides otherwise, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights that are not assumed or substituted for, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock, Restricted Stock Units, and Performance Shares/Units not assumed or substituted for will lapse, and, with respect to Awards with performance-based vesting not assumed or substituted for, all Performance Goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change of Control, the Company will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Committee in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

          With respect to Awards granted to non-employee Directors that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject thereto, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

          For the purposes of this subsection (c), an Award will be considered assumed if, following the merger or Change of Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the merger or Change of Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Committee determines to pay cash or a Restricted Stock Unit, Performance Share or Performance Unit which the Committee can determine to pay in cash, the fair market value of the consideration received in the merger or Change of Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or Change of Control is not solely common stock of the successor corporation or its Parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Restricted Stock Units and Performance Units, the number of implied Shares determined by dividing the value of the Restricted Stock Units or Performance Units, as applicable, by the per share consideration received by holders of Common Stock in the Change of Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the merger or Change of Control.

          Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance objectives (including any Performance Goals) will not be considered assumed if the Company or its successor modifies any of such performance objectives without the Participant’s consent; provided, however, a modification to such performance objectives only to reflect the successor corporation’s post-Change of Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

          Notwithstanding anything in this Section 15(c) to the contrary, if a payment under an Award Agreement is subject to Section 409A of the Code and if the change in control definition contained in the Award Agreement or other agreement related to the Award does not comply with the definition of “change in control” for purposes of a distribution under Section 409A of the Code, then any payment of an amount that is otherwise accelerated under this Section will be delayed until the earliest time that such payment would be permissible under Section 409A of the Code without triggering any penalties applicable under Section 409A of the Code.

     16. Tax Withholding.

          (a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

          (b) Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, provided the delivery of such Shares will not result in any adverse accounting consequences as the Committee determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Committee may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (v) retaining from salary or other amounts payable to the Participant cash having a sufficient value to satisfy the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Committee agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

     17. No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

     18. Date of an Award. The date of grant of an Award will be, for all purposes, the date on which the Committee makes the determination to grant such Award, or such other date as is determined by the Committee. Notice of the grant determination will be given to each Service Provider to whom an Award is so granted within a reasonable time after the date of such grant.

     19. Term of Plan. Subject to Section 25 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board unless terminated earlier under Section 20 of the Plan.

     20. Amendment and Termination of the Plan.

          (a) Amendment and Termination. The Committee may at any time amend, alter, suspend or terminate the Plan.

          (b) Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.

          (c) Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Committee, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Committee’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

     21. Conditions Upon Issuance of Shares.

          (a) Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of the Award or the issuance and delivery of such Shares (or with respect to Performance Units, the cash equivalent thereof) will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

          (b) Investment Representations. As a condition to the exercise or receipt of an Award, the Company may require the person exercising or receiving such Award to represent and warrant at the time of any such exercise or receipt that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

     22. Severability. Notwithstanding any contrary provision of the Plan or an Award to the contrary, if any one or more of the provisions (or any part thereof) of this Plan or the Awards will be held invalid, illegal or unenforceable in any respect, such provision will be modified so as to make it valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions (or any part thereof) of the Plan or Award, as applicable, will not in any way be affected or impaired thereby.

     23. Liability of Company.

          (a) Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

          (b) Grants Exceeding Allotted Shares. If the Shares covered by an Award exceed, as of the date of grant, the number of Shares which may be issued under the Plan without additional stockholder approval, such Award will be void with respect to such excess Shares, unless stockholder approval of an amendment sufficiently increasing the number of Shares subject to the Plan is timely obtained in accordance with Section 20(b) of the Plan.

     24. Reservation of Shares. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

     25. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

LINEAR TECHNOLOGY CORPORATION 720 SYCAMORE DRIVE MILPITAS, CA 95035-7487
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M27113-P01115	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

LINEAR TECHNOLOGY CORPORATION				For All	Withhold All	For All Except
The Board of Directors recommends that you vote FOR the following:
Vote on Directors				☐	☐	☐
1.	To elect seven (7) directors to serve until the next Annual Meeting of Stockholders and until their successors are elected.
	Nominees:
	01)	Robert H. Swanson, Jr.	05)	David S. Lee
	02)	Lothar Maier	06)	Richard M. Moley
	03)	Arthur C. Agnos	07)	Thomas S. Volpe
	04)	John J. Gordon
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

Vote on Proposals

The Board of Directors recommends you vote FOR the following proposals:		For	Against	Abstain

2.	To approve the Company’s 2010 Equity Incentive Plan.	☐	☐	☐

3.	To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending July 3, 2011.	☐	☐	☐

By executing this proxy, the undersigned stockholder grants the proxies, in their discretion, the ability to vote on such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M27114-P01115

LINEAR TECHNOLOGY CORPORATION
Annual Meeting of Stockholders
November 3, 2010 3:00 PM PDT
This proxy is solicited by the Board of Directors

The undersigned stockholder hereby appoints Lothar Maier and Paul Coghlan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of LINEAR TECHNOLOGY CORPORATION that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 3:00 PM, PDT on November 3, 2010, at the Company's principal executive offices, located at 720 Sycamore Drive, Milpitas, California, 95035, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE SPECIFIED NOMINEES AS DIRECTORS IN ITEM 1, AND FOR ITEMS 2 AND 3. WHETHER OR NOT DIRECTION IS MADE, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS UPON SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side